                                                  Filed Pursuant to Rule 424b(2)
                                                           File No. 333-30093-01

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED AUGUST 11, 1997)

                                  $100,000,000
                       GABLES REALTY LIMITED PARTNERSHIP           [GABLES LOGO]
                          6.80% SENIOR NOTES DUE 2005

                            ------------------------

    The 6.80% Senior Notes Due March 15, 2005 (the "Notes") offered hereby (the "Offering") are being issued by Gables Realty Limited Partnership, a Delaware limited partnership (the "Operating Partnership"), in an aggregate principal amount of $100.0 million. Interest on the Notes will be payable semi-annually in arrears on March 15 and September 15 of each year commencing September 15, 1998. See "Description of Notes -- Principal and Interest." The Notes are redeemable at any time at the option of the Operating Partnership, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the Notes being redeemed plus accrued interest to the redemption date, and (ii) the Make-Whole Amount (as defined in "Description of the Notes -- Optional Redemption"), if any. The Notes are unsecured obligations of the Operating Partnership and will rank equally with all unsecured and unsubordinated indebtedness of the Operating Partnership. The Notes are not subject to any mandatory sinking fund. The Notes contain certain restrictions on the Operating Partnership's ability to incur additional indebtedness. See "Description of Notes."

     The Notes constitute a separate series of debt securities which will be represented by a single fully registered global note in book-entry form without coupons (a "Global Note") registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the Global Note will be shown on, and transfers thereof will be effected only through, records maintained by DTC (with respect to beneficial interests of participants) or by participants or persons that hold interests through participants (with respect to beneficial interests of beneficial owners). Owners of beneficial interests in the Global Note will be entitled to physical delivery of Notes in certificated form equal in principal amount to their respective beneficial interests only under the limited circumstances described under "Description of Notes -- Book-Entry System." Settlement of the Notes will be made in immediately available funds. The Notes will trade in DTC's Same-Day Funds Settlement System until maturity or earlier redemption, as the case may be, or until the Notes are issued in certificated form, and secondary market trading activity in the Notes will therefore settle in immediately available funds. All payments of principal and interest in respect of the Notes will be made by the Operating Partnership in immediately available funds. See "Description of Notes -- Same-Day Settlement and Payment."

     SEE "ADDITIONAL RISK FACTORS" COMMENCING ON PAGE S-8 OF THIS PROSPECTUS SUPPLEMENT AND "RISK FACTORS" COMMENCING ON PAGE 4 OF THE ACCOMPANYING PROSPECTUS FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE NOTES.
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON
   THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


==========================================================================================================================
                                                       Price to Public      Underwriting Discounts  Proceeds to Operating
                                                             (1)                     (2)              Partnership (1)(3)
--------------------------------------------------------------------------------------------------------------------------
Per Note..........................................         99.751%                  0.625%                 99.126%
--------------------------------------------------------------------------------------------------------------------------
Total.............................................       $99,751,000               $625,000              $99,126,000
==========================================================================================================================

(1) Plus accrued interest from March 15, 1998 to the date of delivery.

(2) The Operating Partnership and Gables Residential Trust have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See
    "Underwriting."

(3) Before deducting estimated expenses of approximately $300,000 payable by the Operating Partnership.
                            ------------------------

    The Notes offered by this Prospectus Supplement are offered by the Underwriters subject to prior sale, to withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the Underwriters and to certain further conditions. It is expected that delivery of the Notes will be made in book-entry form through the facilities of DTC, against payment therefor in immediately available funds, on or about March 23, 1998.

                            ------------------------

PAINEWEBBER INCORPORATED                                         LEHMAN BROTHERS
                            ------------------------

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MARCH 18, 1998.

                           FORWARD-LOOKING STATEMENTS

     This Prospectus Supplement and the accompanying Prospectus, including the information incorporated by reference herein and therein, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words "believe," "expect," "anticipate," "intend," "estimate," "assume" and other similar expressions which are predictions of or indicate future events and trends and which do not relate solely to historical matters identify forward-looking statements. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are in some cases beyond the control of the Company (as defined herein) and may cause the actual results, performance or achievements of the Company to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements.

     Factors that might cause such a difference include, but are not limited to, the following: the Company may fail to secure or abandon development opportunities; construction costs of a community may exceed original estimates; construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs and reduced rental revenues; occupancy rates and market rents may be adversely affected by local economic and market conditions which are beyond management's control; financing may not be available, or may not be available on favorable terms; the Company's cash flow may be insufficient to meet required payments of principal and interest; and existing indebtedness may mature in an unfavorable credit environment, preventing such indebtedness from being refinanced, or, if refinanced, causing such refinancing to occur on terms that are not as favorable as the terms of existing indebtedness. In addition, the factors described under "Additional Risk Factors" commencing on page S-8 of this Prospectus Supplement and "Risk Factors" commencing on page 4 of the accompanying Prospectus may result in such differences. Prospective purchasers of the Notes offered hereby should carefully review all of these factors.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF THE NOTES IN THE OPEN MARKET TO STABILIZE THE MARKET PRICE AND THE PURCHASE OF NOTES TO COVER SHORT POSITIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

--------------------------------------------------------------------------------
                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary is qualified in its entirety by the more detailed information included elsewhere in this Prospectus Supplement and the accompanying Prospectus or incorporated herein or therein by reference. Unless the context otherwise requires, all references in this Prospectus Supplement to the "Company" shall mean Gables Residential Trust, a Maryland real estate investment trust, and its subsidiaries on a consolidated basis (including the Operating Partnership and its subsidiaries) or, where the context so requires, Gables Residential Trust only, and, as the context may require, their predecessors.

                                  THE COMPANY

     The Notes offered hereby are being issued by Gables Realty Limited Partnership, which is the operating partnership of Gables Residential Trust, a self-administered and self-managed real estate investment trust (a "REIT") whose common shares of beneficial interest, par value $0.01 per share (the "Common Shares"), are listed on the New York Stock Exchange (the "NYSE") under the symbol "GBP." Substantially all of the Company's business is conducted through, and all of the Company's interests in property are held by or through, the Operating Partnership. Gables Residential Trust is currently an 84.5% economic owner of the Operating Partnership (excluding Gables Residential Trust's ownership of 100% of the Operating Partnership's Series A Preferred Units). The Company operates as a REIT under the Internal Revenue Code of 1986, as amended (the "Code").

     The Company is one of the largest owners, operators and developers of multifamily apartment communities in the Southwestern and Southeastern United States. The Company owns 59 multifamily apartment communities and has an indirect 25% interest in two multifamily apartment communities (collectively, the "Current Communities") located in the following major cities in Texas, Georgia and Tennessee: Houston, Dallas, Austin, San Antonio, Atlanta, Memphis and Nashville. The Current Communities total 18,479 apartment homes and include one multifamily apartment community in the final stages of lease-up. The Company also owns five multifamily apartment communities that are under construction and that the Company expects will comprise 1,409 apartment homes (collectively, the "Development Communities" and, with the Current Communities, the "Communities"). Three of the Development Communities are located in Atlanta, Austin and Houston and two of the Development Communities are located in Orlando, Florida. The Company also owns sites (the "Undeveloped Sites") on which it intends to develop seven additional multifamily apartment communities that the Company currently expects will comprise approximately 1,800 apartment homes and has rights (the "Development Rights") to acquire additional sites on which the Company believes it could develop multifamily apartment communities. See "The Company--General."

     The Company's executive offices are located at 2859 Paces Ferry Road in Atlanta, Georgia 30339 and its telephone number is (770) 436-4600.

                              RECENT DEVELOPMENTS

Pending Acquisitions -- South Florida

     The Company has reached an agreement in principle to acquire the properties and operations of Trammell Crow Residential South Florida ("TCR/SF"), which consist of up to 15 multifamily apartment communities (the "South Florida Communities") containing a total of 4,197 apartment homes (assuming completion of three South Florida Communities currently under construction), and all of TCR/SF's residential construction and development and third-party management activities in South Florida (collectively, the "South Florida Transaction"). At December 31, 1997, the weighted average physical occupancy rate for the 12 stabilized South Florida Communities was approximately 94.8%. The Company currently anticipates the consideration for the South Florida Transaction, assuming that all 15 South Florida Communities are ultimately acquired, to consist of (i) approximately $149.0 million in cash, (ii) the assumption of approximately $135.9 million of tax-exempt debt (subject to certain required consents) and (iii) the issuance of limited partnership units of the Operating Partnership ("Units") valued at up to


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

approximately $83.6 million, of which $12.5 million will be deferred until January 1, 2000. The South Florida Communities are located in Palm Beach County, Broward County and Dade County and encompass the metropolitan areas of Palm Beach, Fort Lauderdale and Miami, respectively.

     The Company believes the South Florida Transaction, if successfully completed, will facilitate the following goals:

     - establish a growth platform in the South Florida markets by integrating the existing operating, acquisition, development and construction personnel of TCR/SF into the Company's existing management team;

     - allow the Company to enter into the South Florida markets with a critical mass of multifamily apartment communities that have internal earnings growth potential and product quality characteristics consistent with the Company's existing portfolio;

     - provide further geographic and economic diversification of the Company's portfolio of multifamily apartment communities, thereby enhancing the stability of the Company's cash flow;

     - generate a pipeline of acquisition and development opportunities in the South Florida markets, which are characterized by high job growth and high barriers to entry;

     - allow the Company to generate economies of scale by spreading its corporate overhead costs over a larger portfolio and increasing its buying power with vendors; and

     - produce immediate earnings growth and accelerate long-term earnings growth.

     There can be no assurance that all South Florida Communities will be included in the South Florida Transaction or that the South Florida Transaction will be consummated at all. Additionally, although the Company expects the South Florida Transaction and the Company's entry into new markets will provide the benefits discussed above, there can be no assurance that these benefits will be realized. See "Additional Risk Factors."

Pending Acquisitions -- Houston

     On February 18, 1998, the Company entered into contribution agreements with four partnerships under common control pursuant to which the Company expects to acquire four multifamily apartment communities (the "Greystone Communities") comprising a total of 913 apartment homes located in the Houston metropolitan area, which at December 31, 1997 had a weighted average physical occupancy rate of approximately 99.0% (the "Greystone Transaction"). In connection with such acquisition, the Company will assume approximately $28.0 million of indebtedness and issue Units valued at up to approximately $21.0 million, of which approximately $2.0 million will be deferred for up to two years. The acquisition of the Greystone Communities will enhance the Company's presence in the Houston market, bringing the total number of multifamily apartment communities owned by the Company in the Houston metropolitan area to 21, comprising an aggregate of 7,004 apartment homes.

     After giving effect to the acquisition of both the South Florida Communities and the Greystone Communities, the Company will own a total of 80 multifamily apartment communities comprising an aggregate of 23,589 apartment homes in four states. There can be no assurance that the Greystone Transaction will be consummated on the terms currently contemplated or at all. The Offering is not conditioned upon the closing of either the South Florida Transaction or the Greystone Transaction. See "Additional Risk Factors--Risk that Pending Transactions will not be Completed."

Financing Activities

     On December 1, 1997, the Company completed a public offering of 1,700,000 Common Shares at a price to the public of $27.1875 per share. The net proceeds from the offering of approximately $43.8 million were used primarily to reduce borrowings under the Company's $175 million and $20 million unsecured credit

--------------------------------------------------------------------------------
facilities (the "Credit Facilities"). This was the Company's seventh offering of Common Shares since the Company's initial public offering in January, 1994 (the "IPO").

Operating Results

     On January 27, 1998, the Company reported fourth quarter earnings. For the quarter ended December 31, 1997, funds from operations ("FFO") was $16.1 million, compared to $13.1 million for the same period in 1996. On a "same store" basis, during the fourth quarter of 1997 compared to the same period in 1996, revenues increased 5.3% while expenses were held to a nominal 0.3% increase. For the year ended December 31, 1997, FFO was $56.9 million, compared to $46.2 million for the year ended December 31, 1996.

     The Company considers FFO to be a useful performance measure of the operating performance of an equity REIT because, together with net income and cash flows, FFO provides investors with an additional basis to evaluate the ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures. The Company believes that in order to facilitate a clear understanding of its operating results, FFO should be examined in conjunction with net income as presented in the financial statements and data included elsewhere (or incorporated by reference) in this Prospectus Supplement. For a more detailed discussion of FFO, including the method by which the Company computes FFO, see footnote (2) to the selected financial data table on page S-15.

                                  RISK FACTORS

     An investment in the Notes involves various risks, including risks associated with the addition of a substantial number of South Florida Communities to the Company's portfolio in a new market area and the risk that either or both of the South Florida Transaction or the Greystone Transaction (collectively, the "Transactions") may not be completed. Prospective investors should carefully consider the matters discussed under "Additional Risk Factors" commencing on page S-8 of this Prospectus Supplement and under "Risk Factors" commencing on page 4 of the accompanying Prospectus before making any investment in the Notes. Certain statements contained in this Prospectus Supplement or incorporated herein by reference are "forward-looking statements," which investors should not rely on because they are subject to a variety of risks that may cause material differences between actual and anticipated results, performance or achievements. See "Forward-Looking Statements" on page S-2.

--------------------------------------------------------------------------------

                                  THE OFFERING

     All capitalized terms used herein and not defined shall have the meanings provided under "Description of Notes."

Securities Offered............  $100.0 million aggregate principal amount of the
                                6.80% Senior Notes Due 2005.

Maturity......................  March 15, 2005.

Interest Payment Dates........  Interest on the Notes is payable semi-annually on each March 15 and September 15, commencing September 15, 1998, and at maturity.

Ranking.......................  The Notes will be senior unsecured obligations of the Operating Partnership and will rank equally with the Operating Partnership's other unsecured and unsubordinated indebtedness, including indebtedness under the Company's Credit Facilities. The outstanding principal balance under the Credit Facilities varies from time to time and as of December 31, 1997 was in the aggregate approximately $75.6 million. The Notes will be effectively subordinated to secured indebtedness of the Operating Partnership, which as of December 31, 1997 was $201.2 million in the aggregate.

Optional Redemption...........  The Notes are redeemable at any time at the option of the Operating Partnership, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the Notes being redeemed plus accrued interest to the redemption date and (ii) the Make-Whole Amount, if any. See "Description of Notes--Optional Redemption."

Use of Proceeds...............  The net proceeds from the sale of the Notes will be used to reduce borrowings under the Credit Facilities, which borrowings were used primarily to fund the acquisition and development of additional communities. See "Use of Proceeds" and "Underwriting."

Certain Covenants.............  The Notes contain various covenants including the following:

                                 -  Neither the Operating Partnership nor any
                                    Subsidiary may incur any Debt, other than intercompany Debt, if, after giving effect thereto, the aggregate principal amount of all outstanding Debt of the Operating Partnership and its Subsidiaries on a consolidated basis is greater than 60% of the sum of (i) the Operating Partnership's Adjusted Total Assets as of the end of the most recent fiscal quarter prior to the incurrence of such additional Debt, (ii) the purchase price of any real estate assets or mortgages receivable (or interests therein) acquired by the Operating Partnership or any Subsidiary since the end of such fiscal quarter, including those obtained in connection with the incurrence of such additional Debt and (iii) the amount of any securities offering proceeds received by the Operating Partnership or any Subsidiary since the end of such fiscal quarter (to the extent that such proceeds were not used to acquire such real estate assets or mortgages receivable or used to reduce Debt).

                                 -  Neither the Operating Partnership nor any
                                    Subsidiary may incur any Debt, other than intercompany Debt, if, after giving effect thereto, the ratio of Consolidated Income Available for

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                    Debt Service to the Annual Debt Service
                                    Charge for the four consecutive fiscal
                                    quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5:1, on a pro forma basis after giving effect to certain assumptions.

                                 -  Neither the Operating Partnership nor any
                                    Subsidiary may incur any Secured Debt,
                                    whether the collateral is owned at the date of the Indenture or thereafter acquired, if, after giving effect thereto, the aggregate principal amount of all outstanding Secured Debt of the Operating Partnership and its Subsidiaries on a consolidated basis is greater than 40% of the sum of (i) the Operating Partnership's Adjusted Total Assets as of the end of the most recent fiscal quarter prior to the incurrence of such additional Debt, (ii) the purchase price of any real estate assets or mortgages receivable (or interests therein) acquired by the Operating Partnership or any Subsidiary since the end of such fiscal quarter, including those obtained in connection with the incurrence of such additional Debt and (iii) the amount of any securities offering proceeds received by the Operating Partnership or any Subsidiary since the end of such fiscal quarter (to the extent that such proceeds were not used to acquire such real estate assets or mortgages receivable or used to reduce Debt).

                                 - The Operating Partnership will at all times maintain an Unencumbered Total Asset Value in an amount not less than 150% of the aggregate principal amount of all outstanding unsecured Debt of the Operating Partnership and its Subsidiaries on a consolidated basis.

                                For a more complete description of the terms and definitions used in the foregoing summary, see "Description of Notes--Certain Covenants."

--------------------------------------------------------------------------------

                            ADDITIONAL RISK FACTORS

     An investment in the notes involves various risks. in addition to the risks described under "risk factors" commencing on page 4 in the accompanying prospectus, prospective investors should carefully consider the following information in conjunction with the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before making a decision to purchase the notes.

     Risks associated with the addition of a substantial number of communities under management. The Transactions will represent a significant increase in the size of the Company's owned and managed portfolio. The Company's ability to manage its growth effectively will require the Company, among other things, to successfully apply its experience in managing its existing portfolio to an increased number of properties. In addition, the Company will be required to successfully manage the integration of a substantial number of new management and operations personnel. While the Company believes that the affiliation of TCR/SF with Trammell Crow Residential (with which the Company's predecessors were also affiliated) makes the business and personnel to be acquired in the South Florida Transaction compatible with the Company's own business and personnel, there can be no assurance that the Company will be able to integrate and manage these operations effectively or maintain or improve its historical financial performance.

     Risks associated with new markets. In connection with the proposed South Florida Transaction, the Company will expand its operations beyond its current market areas into the South Florida market. The Company may make other selected acquisitions outside of its current market areas from time to time if appropriate opportunities arise. The Company's historical experience is in the Southwest and Southeast regions (not including the South Florida market), and the Company's experience in these market areas does not ensure that it will be able to operate successfully in new market areas. While senior personnel associated with TCR/SF with an average of ten years of experience in the South Florida market will be joining the Company, there can be no assurance that the Company will not be exposed to the risks related to entry into new markets which include, among others: (i) a lack of market knowledge and understanding of the local economies; (ii) an inability to obtain land for development or to identify acquisition opportunities; (iii) an inability to obtain construction tradespeople; and (iv) an unfamiliarity with local governmental and permitting procedures.

     Portfolio acquisition risks. While the Company believes that acquisitions of multiple apartment communities in single transactions reduce acquisition expenses per apartment community and enable the Company to gain a critical mass of assets that provides operating leverage, portfolio acquisitions such as the Transactions are more complex than single-property acquisitions, and the risk that a multiple-property acquisition will not close may be greater than in a single-property acquisition. If the Company fails to close portfolio acquisitions such as the Transactions, its ability to increase FFO will be limited and a charge to earnings for costs related to the failed acquisition may occur. Portfolio acquisitions may also result in the Company owning apartment communities in geographically dispersed markets. While the Company's strategy includes geographic diversification of its portfolio to reduce exposure to any single market, geographic diversity will place additional demands on the Company's ability to manage its operations.

     Risk that pending transactions will not be completed. There can be no assurance that the Transactions will be consummated on the terms currently contemplated or at all. If the Company does not complete the Transactions, the Company will have incurred significant costs and expenses which are not recoverable or refundable, and under certain circumstances will be obligated to pay to TCR/SF liquidated damages in the amount of $5.0 million. This Offering is not conditioned upon the completion of either of the Transactions or any other transaction. See "The Company--Recent Developments--Pending Acquisitions--South Florida" and "The Company--Recent Developments--Pending Acquisitions--Houston."

                                  THE COMPANY

GENERAL

     Gables Residential Trust is one of the largest owners, operators and developers of multifamily apartment communities in the Southwestern and Southeastern United States. The Company owns 59 multifamily apartment communities and has an indirect 25% interest in two multifamily apartment communities (collectively, the "Current Communities") located in the following major cities in Texas, Georgia and Tennessee: Houston, Dallas, Austin, San Antonio, Atlanta, Memphis and Nashville. The Current Communities total 18,479 apartment homes and include one multifamily apartment community in the final stages of lease-up. The Company also owns five multifamily apartment communities that are under construction and that the Company expects will comprise 1,409 apartment homes (collectively, the "Development Communities" and, with the Current Communities, the "Communities"). Three of the Development Communities are located in Atlanta, Austin and Houston and two of the Development Communities are located in Orlando, Florida. After giving effect to the acquisition of both the South Florida Communities and the Greystone Communities, the Company will own a total of 80 multifamily apartment communities comprising an aggregate of 23,589 apartment homes in four states.

     The Company also owns sites (the "Undeveloped Sites") on which it intends to develop seven additional multifamily apartment communities that the Company currently expects will comprise approximately 1,800 apartment homes and has rights (the "Development Rights") to acquire additional sites on which the Company believes it could develop multifamily apartment communities. Development of the Undeveloped Sites and the Development Rights is subject to permits and other governmental approvals, as well as ongoing business review by the Company. There can be no assurance that the Company will decide or be able to complete development of all or any of the multifamily apartment communities planned for the Undeveloped Sites, or pursue acquisition or development of the sites subject to the Development Rights.

     In its efforts to increase cash flows and long-term shareholder value, the Company actively seeks opportunities to acquire individual multifamily apartment communities or portfolios of multifamily apartment communities, which acquisitions may be material to the Company's results of operations and financial condition. From time to time the Company considers acquisitions and enters into negotiations concerning such potential acquisitions. At any particular point in time, the Company may be actively pursuing a variety of such opportunities, which pursuits may be in various stages of advancement. There can be no assurance that the Company will proceed with or successfully complete any acquisitions currently under consideration or negotiation. See "Recent Developments."

     The Company's senior management team consists of individuals who have been responsible for the development or acquisition of approximately 43,000 apartment homes since 1982 and who have, on average, in excess of fifteen years' experience in the multifamily industry. The Company provides a full range of integrated real estate management, construction and acquisition services through a staff of approximately 900 employees who have experience in property operations, development, acquisition and construction. The Company maintains offices in Atlanta, Houston and Dallas, each with its own fully integrated real estate staff. The finance, accounting and administrative functions for the Company are controlled by a central staff located in Atlanta.

     The Company operates as a real estate investment trust ("REIT") under the Code. Substantially all of the Company's business is conducted through, and all of the Company's interests in property are held by or through, the Operating Partnership, of which the Company is currently an 84.5% economic owner (excluding the Company's direct or indirect ownership of 100% of the Operating Partnership's Series A Preferred Units) and which the Company controls through a wholly-owned subsidiary that is the sole general partner of the Operating Partnership. See "Certain Federal Income Tax Consequences" in this Prospectus Supplement and "Federal Income Tax Considerations" in the accompanying Prospectus.

RECENT DEVELOPMENTS

Pending Acquisitions -- South Florida

     The Company has reached an agreement in principle to acquire the properties and operations of TCR/SF, which consist of up to 15 South Florida Communities containing a total of 4,197 apartment homes (assuming completion of three South Florida Communities currently under construction), and all of TCR/SF's residential construction and development and third-party management activities in South Florida. The South Florida Communities are located in Palm Beach County, Broward County and Dade County and encompass the metropolitan areas of Palm Beach, Fort Lauderdale and Miami, respectively.

     The Company believes the South Florida Transaction, if successfully completed, will facilitate the following goals:

     - establish a growth platform in South Florida markets by integrating the existing operating, acquisition, development and construction personnel of TCR/SF into the Company's existing management team;

     - allow the Company to enter into the South Florida markets with a critical mass of multifamily apartment communities that have internal earnings growth potential and product quality characteristics consistent with the Company's existing portfolio;

     - provide further geographic and economic diversification of the Company's portfolio of multifamily apartment communities, thereby enhancing the stability of the Company's cash flow;

     - generate a pipeline of acquisition and development opportunities in the South Florida markets, which are characterized by high job growth and high barriers to entry;

     - allow the Company to generate economies of scale by spreading its corporate overhead costs over a larger portfolio and increasing its buying power with vendors; and

     - produce immediate earnings growth and accelerate long-term earnings growth.

     There can be no assurance that all South Florida Communities will be included in the South Florida Transaction or that the South Florida Transaction will be consummated at all. Additionally, although the Company expects that the South Florida Transaction and the Company's entry into new markets will provide the benefits discussed above, there can be no assurance that these benefits will be realized. See "Additional Risk Factors."

     At December 31, 1997, 12 of the South Florida Communities, which were built between 1984 and 1997, were stabilized and had a weighted average physical occupancy rate of approximately 94.8%, two of the South Florida Communities were under construction and in lease-up, and one South Florida Community was under construction but had not yet commenced leasing. All of the South Florida Communities under construction are anticipated to be substantially completed by September, 1998. The average unit size for all South Florida Communities is 984 square feet and the scheduled rent at December 31, 1997 was $875 per unit and $0.89 per square foot. The Company currently expects it will also acquire from TCR/SF third-party management contracts for approximately 8,000 apartment homes.

     The South Florida Communities are located in Palm Beach County, Broward County and Dade County and encompass the metropolitan areas of Palm Beach, Fort Lauderdale and Miami, respectively. During the past several years these markets have generally experienced rising rental rates and occupancies despite additional supply of apartment units being added in response to increasing demand. As of August 1997, all three counties had vacancy rates of less than 5% in the multifamily residential sector with actual and projected vacancy rates as follows:

                                                              VACANCY RATES BY COUNTY
                                                            ----------------------------
                                                            DADE    BROWARD   PALM BEACH
                                                            ----    -------   ----------
August, 1997 (actual).....................................  4.9%      4.6%       3.6%
August, 1998 (projected)..................................  4.1       5.0        2.0
August, 1999 (projected)..................................  2.8       2.0        2.0

--------------------
Source: Reinhold P. Wolff Economic Research, Inc., dated November 21, 1997.

     During the period 1990 to 1996 the metropolitan areas within these counties experienced rental rate growth in excess of inflation while maintaining a fairly stable vacancy rate in the multifamily residential sector. In addition, for the period 1997 to 2002, such rates are projected to be stable to improving, as illustrated by the following table:

                                                           VACANCY RATES AND RENTAL RATE
                                                                   GROWTH BY CITY
                                                        ------------------------------------
                                                        MIAMI   FORT LAUDERDALE   PALM BEACH
                                                        -----   ---------------   ----------
Vacancy Rates
     1990-1996 (actual)...............................   5.1%         4.8%           5.2%
     1997-2002 (projected)............................   5.0          4.8            2.3
Average Annual Rental Rate Growth
     1990-1996 (actual)...............................   3.0%         3.4%           2.9%
     1997-2002 (projected)............................   3.1          3.3            5.5

     --------------------
Source: The Third Quarter 1997 Apartment Rankings report by The REIS
Reports, Inc.

     Under the currently anticipated terms of the proposed contribution agreement (the "Contribution Agreement"), the Company would acquire the South Florida Communities, the third-party management business and other properties and assets of TCR/SF in exchange for (i) approximately $149.0 million in cash,
(ii) the assumption of approximately $135.9 million of tax-exempt debt (subject to certain required consents) and (iii) the initial issuance of Units valued at up to approximately $71.1 million based on an agreed upon price of $27.625 per Unit (the "Share Price"), subject to possible decrease in certain circumstances. In addition, approximately $12.5 million of the purchase price would be retained by the Company until January 1, 2000, at which time the Company would issue to the sellers a number of Units (the "Deferred Units") equal in value to such retained amount (subject to possible decrease in certain circumstances). The Deferred Units would be valued based on the average of the closing prices of the Common Shares on the NYSE during a 15 trading day period preceding the date of issuance.

     The Company has not entered into a binding agreement with respect to the South Florida Transaction and there can be no assurance that the Company will enter into such a binding agreement upon the terms it currently anticipates or at all, or that all of the South Florida Communities will be included in the South Florida Transaction if it ultimately closes. In the event that the South Florida Communities are not contributed by TCR/SF as contemplated by the Contribution Agreement, the Company or TCR/SF may elect to terminate the Contribution Agreement in its entirety, subject to certain payments. In addition, if the average of the closing prices of the Common Shares on the NYSE during a 15 trading day period preceding the closing is less than $23.50, either TCR/SF or the Company may elect to terminate the Contribution Agreement. This Offering is not conditioned upon the consummation of the South Florida Transaction or any other transaction. See "Additional Risk Factors--Risk that Pending Transactions will not be Completed."

Pending Acquisitions -- Houston

     On February 18, 1998, the Company entered into contribution agreements with four partnerships under common control pursuant to which the Company expects to acquire the four Greystone Communities comprising a total of 913 apartment homes located in the Houston metropolitan area, which at December 31, 1997 had a weighted average physical occupancy rate of approximately 99.0%. In connection with such acquisition, the Company will assume approximately $28.0 million of indebtedness and issue Units valued at up to approximately $21.0 million, of which approximately $2.0 million will be deferred for up to two years.

     Three of the Greystone Communities, consisting of 654 apartment homes, are located in the First Colony master-planned community in Southwest Houston. The addition of these properties would result in the Company owning a total of five multifamily apartment communities comprising 1,086 apartment homes in First Colony. This would represent 84% of the multifamily product in First Colony, where there is no more land zoned for multifamily development. The remaining Greystone Community consists of 259 apartment homes and is located in Southeast Houston, in close proximity to the Company's 1,508 apartment homes in Clear Lake. The Company believes its dominant position in First Colony, which is in the fastest growing area of Houston (based on population and job growth), would result in continued economies of scale for operating expenses and an ability to more aggressively seek increases in rental rates. After giving effect to the acquisition of the Greystone Communities, the Company will own a total of 21 multifamily apartment communities comprising an aggregate of 7,004 apartment homes in the Houston market.

     The closing of the Greystone Transaction is subject to certain conditions, including receipt of certain third-party consents. There can be no assurance that the Greystone Transaction will close as contemplated, that the required conditions to closing will be met, or that the contribution agreements will not be amended or terminated. The Offering is not conditioned upon the closing of the Greystone Transaction or any other transaction. See "Additional Risk Factors--Risk that Pending Transactions will not be Completed."

Financing Activities

     On December 1, 1997, the Company completed a public offering of 1,700,000 Common Shares at a price to the public of $27.1875 per share. The net proceeds from the offering of approximately $43.8 million were used primarily to reduce borrowings under the Company's Credit Facilities. This was the Company's seventh offering of Common Shares since its IPO.

     In the normal course of business, the Company seeks to hedge interest rate risk related to future offerings of debt securities. In connection with this Offering the Company terminated forward seven-year treasury lock agreements for a notional amount of $50.0 million with J.P. Morgan Securities Inc. The Company paid approximately $1.2 million in cash in connection with such termination. The payment, net of previously recognized losses associated therewith, will be amortized as additional interest expense over the term of the Notes, thereby increasing the effective interest rate for the Notes.

Recent Changes in Board of Trustees

     On October 20, 1997, D. Raymond Riddle was appointed to fill a vacancy on the Board of Trustees of the Company (the "Board"). Prior to joining the Board, Mr. Riddle served as the Chairman and Chief Executive Officer of National Service Industries and previously served as the President and Chief Executive Officer of Wachovia Bank of Georgia, N.A.

     On December 26, 1997, Peter D. Linneman resigned from the Board, explaining that other commitments would keep him from devoting sufficient time to his duties as a trustee. As a result of such resignation, the Board currently consists of four non-employee trustees, as well as Marcus E. Bromley, Chairman of the Board and Chief Executive Officer of the Company, and John T. Rippel, President and Chief Operating Officer of the Company.

     Upon (and subject to) consummation of the South Florida Transaction, Chris Wheeler, Group Managing Partner of TCR/SF, will serve as Senior Vice President of the Company and will also be appointed to the Board. Both the appointment of Mr. Riddle and the appointment of Mr. Wheeler to the Board will be subject to shareholder approval at the Company's annual meeting in May, 1998.

Operating Results

     On January 27, 1998, the Company reported fourth quarter earnings. For the quarter ended December 31, 1997, FFO was $16.1 million, compared to $13.1 million for the same period in 1996. On a "same store" basis, during the fourth quarter of 1997 compared to the same period in 1996, revenues increased 5.3% while expenses were held to a nominal 0.3% increase. For the year ended December 31, 1997, FFO was $56.9 million, compared to $46.2 million for the year ended December 31, 1996.

     The Company considers FFO to be a useful performance measure of the operating performance of an equity REIT because, together with net income and cash flows, FFO provides investors with an additional basis to evaluate the ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures. The Company believes that in order to facilitate a clear understanding of its operating results, FFO should be examined in conjunction with net income as presented in the financial statements and data included elsewhere (or incorporated by reference) in this Prospectus Supplement. For a more detailed discussion of FFO, including the method by which the Company computes FFO, see footnote (2) to the selected financial data table on page S-15.

THE COMMUNITIES

     The Current Communities typically are two- and three-story garden apartments, townhomes and higher-density apartments. Forty-two of the Current Communities have more than 250 apartment homes, with the largest having 776 apartment homes. As of December 31, 1997, the Current Communities had an average monthly rental rate per apartment home of approximately $812 and had a physical occupancy rate of approximately 95%, excluding one Current Community in the final stages of lease-up. Most of the Company's Communities offer many attractive features designed to enhance their market appeal, such as vaulted ceilings, fireplaces, dishwashers, disposals, washer/dryer connections, ice-makers, patios and decks. Recreational facilities include swimming pools, fitness facilities, playgrounds, picnic areas and tennis and racquetball courts. In many Communities, the Company makes amenities and services available to residents, such as aerobic classes, resident social events, dry cleaning pick-up and delivery, and the use of fax, computer and copy equipment. In-depth market research, including periodic focus groups with residents, is used to refine and enhance management services and community design. The Development Communities and the recently completed Current Communities reflect the Company's continuing research of consumer preferences for upscale multifamily rental housing and incorporate and emphasize garage parking, high levels of privacy, higher quality interiors and private telephone and television systems. The average age of the Current Communities is approximately seven years.

     The following charts illustrate the geographic distribution of the Company's portfolio as of December 31, 1997 (based on the number of apartment homes after giving effect to the completion of the Development Communities):


[Pie Chart showing the following geographic distribution: Houston-31.9%; Dallas-10.5%; Austin-6.1%; San Antonio-2.7%; Atlanta-31.3%; Memphis-9.0%; Nashville-5.9%; Orlando-2.6%]

[Pie Chart showing the following geographic distribution: Texas-51.2%; Georgia-31.3%; Tennessee-14.9%; Florida-2.6%]

     The following charts illustrate the geographic distribution of the Company's portfolio as of December 31, 1997 (based on the number of apartment homes after giving effect to the completion of the Development Communities and the acquisition of both the South Florida Communities and the Greystone Communities):

[Pie Chart showing the following geographic distribution: Houston-29.0%; Dallas-8.4%; Austin-4.8%; San Antonio-2.2%; Atlanta-24.9%; Memphis-7.2%; Nashville-4.7%; Orlando-2.0%; South Florida-16.8%]

[Pie Chart showing the following geographic distribution: Texas-44.4%; Georgia-24.9%; Tennessee-11.9%; Florida-18.8%]

                            SELECTED FINANCIAL DATA

     The following table sets forth selected consolidated financial data on a historical basis for the Operating Partnership. The following information should be read in conjunction with all of the financial statements and notes thereto incorporated herein by reference. The consolidated operating data of the Operating Partnership for the year ended December 31, 1997 have been derived from the Operating Partnership's unaudited financial statements. The consolidated operating data of the Operating Partnership for the years ended December 31, 1996 and 1995 have been derived from the financial statements audited by Arthur Andersen LLP, independent public accountants, whose report with respect thereto is incorporated herein by reference.

                                                                    YEARS ENDED DECEMBER 31,
                                                              -------------------------------------
                                                                 1997          1996         1995
                                                                 ----          ----         ----
                                                              (UNAUDITED)
                                                                     (DOLLARS IN THOUSANDS,
                                                                      EXCEPT PER UNIT DATA)
OPERATING DATA:
Rental revenues.............................................  $  132,371     $ 104,543    $  72,703
Other property revenues.....................................       6,322         4,928        3,268
                                                              ----------     ---------    ---------
        Total property revenues.............................     138,693       109,471       75,971
Other revenues..............................................       4,745         6,710        5,789
                                                              ----------     ---------    ---------
        Total revenues......................................     143,438       116,181       81,760
                                                              ----------     ---------    ---------
Property operating and maintenance expenses (exclusive of
  items shown separately below).............................      47,592        38,693       28,228
Depreciation and amortization...............................      25,194        18,892       12,669
Property management expenses (owned and third party)........       5,696         5,617        5,348
General and administrative expenses.........................       3,248         3,045        2,869
Interest and credit enhancement fees........................      25,313        21,688       13,798
Amortization of deferred financing costs....................         992         1,348          932
Loss on treasury lock extension (1).........................       1,178             0            0
                                                              ----------     ---------    ---------
        Total expenses......................................     109,213        89,283       63,844
                                                              ----------     ---------    ---------
Equity in income of joint ventures..........................         320           280           64
Interest income.............................................         371           363          389
                                                              ----------     ---------    ---------
Income before gain on sale and extraordinary loss...........      34,916        27,541       18,369
Gain on sale of real estate assets..........................       5,349             0            0
                                                              ----------     ---------    ---------
Income before extraordinary loss............................      40,265        27,541       18,369
Extraordinary loss..........................................        (712)         (631)        (955)
                                                              ----------     ---------    ---------
Net income..................................................      39,553        26,910       17,414
Dividends to preferred unitholders..........................      (4,163)            0            0
                                                              ----------     ---------    ---------
Net income available to common unitholders..................  $   35,390     $  26,910    $  17,414
                                                              ==========     =========    =========
OTHER DATA:
Cash flows provided by (used in):
    Operating activities....................................  $   69,519     $  51,629    $  29,088
    Investing activities....................................    (228,969)     (213,596)    (148,234)
    Financing activities....................................     158,244       157,823      123,619
Funds from operations (2)...................................      56,866        46,238       30,927
EBITDA (3)..................................................      87,832        69,701       46,017
Ratio of EBITDA to interest expense.........................       3.47x         3.21x        3.34x
Long-term debt (including current maturities) to Adjusted
  Total Assets (4)..........................................       39.8%         44.4%        41.9%
Gross operating margin (5)..................................       65.7%         64.7%        62.8%
Total completed communities (period-end)....................          61            48           38
Total apartment units in completed communities
  (period-end)..............................................      18,479        15,244       11,946
Average monthly revenue per apartment unit (6)..............  $      755     $     700    $     620
BALANCE SHEET DATA:
Real estate, before accumulated depreciation (7)............  $1,056,228     $ 784,600    $ 591,233
Total assets (7)............................................     981,167       759,660      562,827
Adjusted Total Assets (4)...................................   1,093,661       879,242      682,409
Total debt..................................................     435,362       390,321      286,259
Limited partners' capital interest at redemption value......     110,866        98,482       75,314
Partners' capital...........................................     402,631       234,426      171,107
FUNDS FROM OPERATIONS RECONCILIATION:
Income before gain on sale and extraordinary loss (8).......  $   34,916     $  27,541    $  18,417
Preferred dividends.........................................      (4,163)            0            0
Loss on treasury lock extension (1).........................       1,178             0            0
Real estate depreciation (8)................................      24,935        18,697       12,510
                                                              ----------     ---------    ---------
Funds from operations.......................................  $   56,866     $  46,238    $  30,927
                                                              ==========     =========    =========

---------------

(1) The Operating Partnership extended its $75.0 million forward seven-year treasury lock agreement in December, 1997. The loss recognized for generally accepted accounting principles ("GAAP") purposes in connection with such extension is added back for FFO purposes as the Operating Partnership intends to account for such amount for FFO purposes as a finance cost which will be amortized over the life of the debt transaction for which the treasury lock is intended to hedge.

(2) The Operating Partnership considers FFO to be a useful performance measure of the operating performance of an equity REIT because, together with net income and cash flows, FFO provides investors with an additional basis to evaluate the ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures. The Operating Partnership believes that in order to facilitate a clear understanding of its operating results, FFO should be examined in conjunction with net income as presented in the financial statements and data included elsewhere (or incorporated by reference) in this Prospectus Supplement. The Operating Partnership computes FFO in accordance with standards established by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO as defined represents net income (loss) determined in accordance with GAAP, excluding gains or losses from sales of assets or debt restructuring, plus certain non-cash items, primarily real estate depreciation, and after adjustments for unconsolidated partnerships and joint ventures. FFO presented herein is not necessarily comparable to FFO presented by other real estate companies due to the fact that not all real estate companies use the same definition. However, the Operating Partnership's FFO is comparable to the FFO of real estate companies that use the NAREIT definition. FFO should not be considered as an alternative to net income as an indicator of the Operating Partnership's operating performance or as an alternative to cash flows as a measure of liquidity. FFO does not measure whether cash flow is sufficient to fund all of the Operating Partnership's cash needs including principal amortization, capital expenditures and distributions to shareholders and unitholders. Additionally, FFO does not represent cash flows from operating, investing or financing activities as defined by GAAP. Reference is made to "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" in the Operating Partnership's Registration Statement on Form 10, as amended, as filed with the Securities and Exchange Commission on August 5, 1997, and Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 (both of which are incorporated herein by reference) for a discussion of the Operating Partnership's cash needs and cash flows.

(3) EBITDA is defined as net income before interest, credit enhancement fees, preferred dividends, income taxes, depreciation, amortization, loss on treasury lock extension and extraordinary items. EBITDA should not be considered as a substitute for net income as an indicator of operating performance or as an alternative to cash flow as a measure of liquidity, in each case determined in accordance with GAAP. The Operating Partnership believes that EBITDA provides useful information regarding the Operating Partnership's ability to service its debt. However, investors should be aware that EBITDA as shown above may not be comparable to similarly titled measures presented by other companies, and comparisons could be misleading unless all companies and analysts calculate this measure in the same fashion.

(4) Adjusted Total Assets means the sum of (i) the amount determined by multiplying the price at which the Company's Common Shares were offered in the IPO by the sum of (A) the Common Shares issued in the IPO and (B) the Units of the Operating Partnership not held by the Company that were issued in connection with the IPO, (ii) the principal amount of outstanding debt of the Operating Partnership immediately following the IPO and (iii) the purchase price or cost of any real estate assets or mortgages receivable (or interests therein) acquired (including the value of any Units issued in connection therewith) or developed after the IPO and the amount of any securities offering proceeds and other proceeds of debt received after the IPO (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce debt), adjusted for the proceeds of any real estate assets disposed of by the Operating Partnership. This definition of "Adjusted Total Assets" values the assets owned by the Operating Partnership at the time of the IPO at the market capitalization of the Operating Partnership at that time, which the Operating Partnership believes to be a more appropriate measure of the value of those assets than undepreciated book value, which reflects their pre-IPO cost before accumulated depreciation.

(5) Gross operating margin represents (i) total property revenues less property operating and maintenance expenses (exclusive of depreciation expense) as a percentage of (ii) total property revenues.

(6) Average monthly revenue per apartment unit is equal to the average monthly rental revenue collected during the period, divided by the average monthly number of apartment units occupied during the period.

(7) Real estate assets before accumulated depreciation and total assets determined in accordance with GAAP in an UPREIT structure do not reflect the value attributed to Units issued to controlling, continuing investors.

(8) Reflects extraordinary loss and real estate depreciation for both wholly-owned communities and joint ventures, as applicable.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth the consolidated ratios of earnings to fixed charges of the Operating Partnership and the predecessor to the Operating Partnership for the periods shown:

                                             YEARS ENDED
                                            DECEMBER 31,        JANUARY 26-    JANUARY 1-     YEAR ENDED
                                        ---------------------   DECEMBER 31,   JANUARY 25,   DECEMBER 31,
                                        1997    1996    1995        1994       1994(1)(2)      1993(1)
                                        ----    ----    ----    ------------   -----------   ------------
Ratios................................  1.84x   1.83x   1.40x      1.83x           .89x         1.22x

---------------

(1) Ratios for the period January 1 through January 25, 1994 and the year ended December 31, 1993 reflect periods prior to the recapitalization and initial public offering of the Company on January 26, 1994.

(2) The earnings for this period were inadequate to cover fixed charges by $146,000.

     The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of net income (loss) before gain on sale of real estate assets, loss on treasury lock extension and extraordinary items, plus fixed charges. Fixed charges consist of interest expense, capitalized interest, credit enhancement fees and loan cost amortization.

                         RATIOS OF EARNINGS TO COMBINED
                     FIXED CHARGES AND PREFERRED DIVIDENDS

     On July 24, 1997, the Company completed an offering of 4,600,000 shares of 8.30% Series A Cumulative Redeemable Preferred Shares, par value $0.01 per share (the "Series A Preferred Shares"). Prior to such offering, the Company had not issued any Preferred Shares; accordingly, the consolidated ratios of earnings to combined fixed charges and preferred dividends of the Operating Partnership and the predecessor to the Operating Partnership are as follows:

                                             YEARS ENDED
                                            DECEMBER 31,        JANUARY 26-    JANUARY 1-     YEAR ENDED
                                        ---------------------   DECEMBER 31,   JANUARY 25,   DECEMBER 31,
                                        1997    1996    1995        1994       1994(1)(2)      1993(1)
                                        ----    ----    ----    ------------   -----------   ------------
Ratios................................  1.74x   1.83x   1.40x      1.83x           .89x         1.22x

---------------

(1) Ratios for the period January 1 through January 25, 1994 and the year ended December 31, 1993 reflect periods prior to the recapitalization and initial public offering of the Company on January 26, 1994.

(2) The earnings for this period were inadequate to cover fixed charges by $146,000.

     The ratio of earnings to combined fixed charges and preferred dividends was computed by dividing earnings by the aggregate of fixed charges and preferred dividends. For this purpose, earnings consist of net income (loss) before gain on sale of real estate assets, loss on treasury lock extension and extraordinary items, plus fixed charges and preferred dividends. Fixed charges consist of interest expense, capitalized interest, credit enhancement fees and loan cost amortization.

                                USE OF PROCEEDS

     The net proceeds to the Operating Partnership from the sale of the Notes are estimated to be approximately $98.8 million after deducting fees and expenses of this Offering payable by the Operating Partnership. The Operating Partnership intends to use such net proceeds to reduce borrowings under its Credit Facilities. In the ordinary course of business, the Company borrows under its Credit Facilities to fund its acquisition and development activities. As of the date of this Prospectus Supplement, (i) indebtedness under the $175 million Credit Facility bears interest at a weighted average rate of 6.3% per annum and matures in March, 2000 and (ii) indebtedness under the $20 million Credit Facility bears interest at a rate of 6.4% per annum and matures in October, 1998.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Operating Partnership on a historical basis as of December 31, 1997 and as adjusted to give effect to (i) the sale by the Operating Partnership of the Notes at their face value and the application of the assumed net proceeds therefrom and (ii) the acquisition of the South Florida Communities and the Greystone Communities, as if such events had occurred on December 31, 1997. See "Use of Proceeds." The information set forth in the table below should be read in conjunction with the Consolidated Financial Statements and the notes thereto incorporated by reference in the accompanying Prospectus.

                                                                   DECEMBER 31, 1997
                                                              ---------------------------
                                                              HISTORICAL      AS ADJUSTED
                                                              ----------      -----------
                                                                (DOLLARS IN THOUSANDS)
DEBT:
     Notes Payable..........................................   $254,661       $  282,661
     Tax-Exempt Debt........................................    105,080          240,955
     Unsecured Credit Facilities............................     75,621          125,795
     6.80% Notes due 2005...................................         --          100,000
                                                               --------       ----------
          Total Debt........................................    435,362          749,411
                                                               --------       ----------
Limited Partners' Capital Interest (4,056,373 and 7,843,703
  Common Units), at redemption value........................    110,866          214,378
                                                               --------       ----------
PARTNERS' CAPITAL:
     Preferred Partners (4,600,000 and 4,600,000 Preferred
      Units), at $25.00 liquidation preference..............    115,000          115,000
     General Partner (260,470 and 298,343 Common Units).....      3,907            3,918
     Limited Partner (21,730,171 and 21,692,298 Common
      Units)................................................    283,724          284,826
                                                               --------       ----------
          Total Partners' Capital...........................    402,631          403,744
                                                               --------       ----------
          Total Capitalization..............................   $948,859       $1,367,533
                                                               ========       ==========

                              DESCRIPTION OF NOTES

     The following description of the particular terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the "Senior Securities" set forth under "Description of Debt Securities" in the accompanying Prospectus, to which reference is hereby made.

GENERAL

     The Notes constitute a separate series of Senior Securities (which are more fully described in the accompanying Prospectus) to be issued under an Indenture, dated as of March 23, 1998, as supplemented by Supplemental Indenture No. 1, dated as of March 23, 1998 (the "Supplemental Indenture" and together with the Original Indenture, the "Indenture") between the Operating Partnership and First Union National Bank (the "Trustee"). The form of the Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus Supplement is a part and is available for inspection at the offices of the Operating Partnership. The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made hereunder relating to the Indenture and the Notes are summaries of certain provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and the Notes. All capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.

     The Notes will be limited to an aggregate principal amount of $100.0 million and will be direct, senior unsecured recourse obligations of the Operating Partnership and will rank equally with all other unsecured and unsubordinated indebtedness of the Operating Partnership from time to time outstanding, including indebtedness outstanding from time to time under the Operating Partnership's Credit Facilities. The Notes will be effectively subordinated to the claims of mortgage lenders and others holding secured indebtedness of the Operating Partnership and of any Subsidiaries (as defined below) now existing or that may be formed by the Operating Partnership in the future as to the specific properties securing such indebtedness. As of December 31, 1997, the total amount of secured indebtedness of the Operating Partnership and its Subsidiaries was $201.2 million. In addition, the Notes will be effectively subordinated to unsecured indebtedness and other liabilities of any Subsidiaries now existing or that may be formed by the Operating Partnership in the future. As of December 31, 1997, the Subsidiaries did not have any such unsecured indebtedness. All such secured indebtedness or unsecured indebtedness of Subsidiaries will have to be satisfied in full before holders of the Notes will be able to realize any value from encumbered or indirectly-held properties. The Notes will be recourse to all of the assets of the Operating Partnership, but will be non-recourse to any general partner or limited partner of the Operating Partnership, including Gables Residential Trust, for the repayment of the Notes.

     As of December 31, 1997, on a pro forma basis after giving effect to (i) the Transactions and (ii) the issuance and sale of the Notes offered hereby and the application of the proceeds therefrom, the total outstanding indebtedness of the Operating Partnership and its Subsidiaries would have been approximately $749.4 million, of which approximately $365.1 million in the aggregate would have been secured indebtedness and none would have been unsecured indebtedness of Subsidiaries. The outstanding principal balance under the Credit Facilities varies from time to time and as of December 31, 1997 was in the aggregate approximately $75.6 million.

     The Notes will mature on March 15, 2005 (the "Maturity Date"). The Notes will not be subject to any sinking fund provisions and will not be convertible into or exchangeable for any equity interest in the Operating Partnership or Gables Residential Trust. The Notes will be issued only in fully registered book-entry form without coupons, in denominations of $1,000 and integral multiples thereof.

     Except as described below under "Certain Covenants--Limitations on Incurrence of Debt" and under "--Merger, Consolidation or Sale of Assets," the Indenture does not contain any provisions that would limit the ability of the Operating Partnership to incur indebtedness or that would afford holders of the Notes protection in the event of: (i) a highly leveraged or similar transaction involving the Operating Partnership or Gables Residential Trust or any affiliate of either such party; (ii) a change of control; or (iii) a reorganization, restructuring, merger or similar transaction involving the Operating Partnership that may adversely affect the holders of the Notes. However, certain restrictions on the ownership and transfer of the Common Shares designed to preserve Gables Residential Trust's status as a REIT may act to prevent or hinder a change of control. The Operating Partnership and its management have no present intention of engaging in a transaction which would result in the Operating Partnership's being highly leveraged or that would result in a change of control.

PRINCIPAL AND INTEREST

     The Notes will bear interest at 6.80% per annum from March 15, 1998 or from the immediately preceding Interest Payment Date (as defined below) to which interest has been paid, payable semi-annually in arrears on March 15 and September 15 of each year, commencing September 15, 1998 (each, an "Interest Payment Date"), to the persons (the "Holders") in whose name the applicable Notes are registered in the Security Register at the close of business 15 calendar days prior to such Interest Payment Date, i.e., February 28 and August 31, respectively (regardless of whether such day is a Business Day, as defined below), as the case may be (each, a "Regular Record Date"). Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

     Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Note ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable Regular Record Date and may either be paid to the person in whose name such Note is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of such Note not less than ten days prior to such Special Record Date, or may be paid at any time in any other lawful manner, as more particularly described in the Indenture.

     If any Interest Payment Date or Maturity falls on a day that is not a Business Day, the required payment shall be on the next Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or Maturity, as the case may be. "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in the City of New York are required or authorized by law, regulation or executive order to close.

     The principal of (and premium or Make-Whole Amount, if any) and interest on the Notes will be payable at the corporate trust office of the agent of the Trustee in the City of Atlanta, Georgia, initially located at 999 Peachtree Street, N.E., in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debt, provided that, at the option of the Operating Partnership, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register or by wire transfer of funds to such Person at an account maintained within the United States.

CERTAIN COVENANTS

     Limitations on incurrence of debt. The Operating Partnership will not, and will not permit any Subsidiary to, incur any Debt (as defined below), other than intercompany Debt (representing Debt to which the only parties are the Company, any of its Subsidiaries, the Operating Partnership or the Management Companies (as defined below), but only so long as such Debt is held solely by any of the foregoing), if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 60% of the sum of (without duplication) (i) the Operating Partnership's Adjusted Total Assets (as defined below) as of the end of the calendar quarter covered in the Operating Partnership's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Securities and Exchange Commission (or, if such filing is not permitted under the Securities Exchange Act of 1934, as amended, filed with the Trustee) prior to the incurrence of such additional Debt, (ii) the purchase price of any real estate assets or mortgages receivable (or interests therein) acquired by the Operating Partnership or any Subsidiary since the end of such calendar quarter, including those obtained in connection with the incurrence of such additional

Debt and (iii) the amount of any securities offering proceeds received by the Operating Partnership or any Subsidiary since the end of such calendar quarter (to the extent that such proceeds were not used to acquire such real estate assets or mortgages receivable or used to reduce Debt).

     The Operating Partnership will not, and will not permit any Subsidiary to, incur any Debt, other than intercompany Debt, if the ratio of Consolidated Income Available for Debt Service (as defined below) to the Annual Debt Service Charge (as defined below) for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5:1, on a pro forma basis after giving effect to the incurrence of such Debt and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Debt and any other Debt incurred by the Operating Partnership and its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period; (ii) the repayment or retirement of any other Debt by the Operating Partnership and its Subsidiaries since the first day of such four-quarter period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period);
(iii) in the case of Acquired Debt (as defined below) or Debt incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and (iv) in the case of any acquisition or disposition by the Operating Partnership or its Subsidiaries of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

     The Operating Partnership will not, and will not permit any Subsidiary to, incur any Debt secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of the property of the Operating Partnership or any Subsidiary ("Secured Debt"), whether owned at the date of the Indenture or thereafter acquired, if, immediately after giving effect to the incurrence of such Secured Debt and the application of the proceeds therefrom, the aggregate principal amount of all outstanding Secured Debt of the Operating Partnership and its Subsidiaries on a consolidated basis is greater than 40% of the sum of (without duplication) (i) the Operating Partnership's Adjusted Total Assets as of the end of the calendar quarter covered in the Operating Partnership's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Securities and Exchange Commission (or, if such filing is not permitted under the Securities Exchange Act of 1934, as amended, filed with the Trustee) prior to the incurrence of such additional Debt, (ii) the purchase price of any real estate assets or mortgages receivable (or interests therein) acquired by the Operating Partnership or any Subsidiary since the end of such calendar quarter, including those obtained in connection with the incurrence of such additional Debt and (iii) the amount of any securities offering proceeds received by the Operating Partnership or any Subsidiary since the end of such calendar quarter (to the extent that such proceeds were not used to acquire such real estate assets or mortgages receivable or used to reduce Debt).

     The Operating Partnership will at all times maintain an Unencumbered Total Asset Value (as defined below) in an amount not less than 150% of the aggregate principal amount of all outstanding unsecured Debt of the Operating Partnership and its Subsidiaries on a consolidated basis.

     As used herein, and in the Indenture:

     "Acquired Debt" means Debt of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Debt incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Debt shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

     "Adjusted Total Assets" as of any date means the sum of (i) the amount determined by multiplying the price at which the Company's Common Shares were offered in its initial public offering (the "IPO") by the sum of (A) the Common Shares issued in the IPO and (B) the Units of the Operating Partnership not held by the Company that were issued in connection with the IPO, (ii) the principal amount of outstanding Debt of the Operating Partnership immediately following the IPO and (iii) the purchase price or cost of any real estate assets or mortgages receivable (or interests therein) acquired (including the value of any Units issued in connection therewith) or developed after the IPO and the amount of any securities offering proceeds and other proceeds of Debt received after the IPO (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce
Debt), adjusted for the proceeds of any real estate assets disposed of by the Operating Partnership. This definition of "Adjusted Total Assets" values the assets owned by the Operating Partnership at the time of the IPO at the market capitalization of the Operating Partnership at that time, which the Operating Partnership believes to be a more appropriate measure of the value of those assets than undepreciated book value, which reflects their pre-IPO cost before accumulated depreciation.

     "Annual Debt Service Charge" as of any date means the amount of any interest expensed during the four consecutive fiscal quarters most recently ended prior to such date.

     "Consolidated Income Available for Debt Service" for any period means Consolidated Net Income (as defined below) of the Operating Partnership and its Subsidiaries plus amounts which have been deducted for (i) interest on Debt of the Operating Partnership and its Subsidiaries, (ii) provision for taxes of the Operating Partnership and its Subsidiaries based on income, (iii) amortization of debt discount, (iv) provisions for gains and losses on properties, (v) depreciation and amortization, (vi) the effect of any noncash charge resulting from a change in accounting principles in determining Consolidated Net Income for such period and (vii) amortization of deferred charges.

     "Consolidated Net Income" for any period means the amount of net income (or loss) of the Operating Partnership and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

     "Debt" of the Operating Partnership or any Subsidiary means any indebtedness of the Operating Partnership or any Subsidiary, whether or not contingent, in respect of (i) borrowed money evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Operating Partnership or any Subsidiary, (iii) reimbursement obligations in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable or (iv) any lease of property by the Operating Partnership or any Subsidiary as lessee which is reflected on the Operating Partnership's consolidated balance sheet as a capitalized lease in accordance with GAAP; in the case of items of indebtedness incurred under (i) through (iii) above to the extent that any such items (other than letters of credit) would appear as a liability on the Operating Partnership's consolidated balance sheet in accordance with GAAP; and also includes, to the extent not otherwise included, any obligation of the Operating Partnership or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another Person (other than the Operating Partnership or any Subsidiary).

     "Management Companies" means certain corporations, of which the Operating Partnership owns 100% of the nonvoting stock and 1% of the voting stock, which do not qualify as "qualified REIT subsidiaries" under the Code.

     "Subsidiary" means, with respect to any Person, any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests of which are owned, directly or indirectly, by such Person. For the purposes of this definition, "voting equity securities" means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency.

     "Unencumbered Total Asset Value" as of any date means the sum of (i) the portion of Adjusted Total Assets allocable to the Operating Partnership's real estate assets and (ii) the value of all other assets of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with GAAP (but excluding intangibles and accounts receivable), in each case which are unencumbered by any mortgage, lien, charge, pledge or security interest.

     Compliance with the covenants described herein and with respect to the Notes generally may not be waived by the Operating Partnership, or by the Trustee unless the Holders of at least a majority in principal amount of all outstanding Notes consent to such waiver; provided, however, that the defeasance and covenant defeasance provisions of the Indenture described under "Discharge, Defeasance and Covenant Defeasance," below, will apply to the Notes, including with respect to the covenants described in this Prospectus Supplement.

OPTIONAL REDEMPTION

     The Notes may be redeemed at any time at the option of the Operating Partnership, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the Notes being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount, if any, with respect to such Notes (the "Redemption Price").

     If notice of redemption has been given as provided in the Indenture and funds for the redemption of any Notes called for redemption shall have been made available on the redemption date referred to in such notice, such Notes will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the Holders of the Notes from and after the redemption date will be to receive payment of the Redemption Price.

     Notice of any optional redemption of any Notes will be given to Holders at their addresses, as shown in the Security Register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the Notes held by such Holder to be redeemed.

     If less than all the Notes are to be redeemed at the option of the Operating Partnership, the Operating Partnership will notify the Trustee at least 45 days prior to giving the notice of redemption (or such shorter period as is satisfactory to the Trustee) of the aggregate principal amount of Notes to be redeemed and their redemption date. The Trustee shall select, in such manner as it shall deem fair and appropriate, Notes to be redeemed in whole or in part. Notes may be redeemed in part in the minimum authorized denomination for Notes or in any integral multiple thereof.

     Neither the Operating Partnership nor the Trustee shall be required to: (i) issue, register the transfer of or exchange Notes during a period beginning at the opening of business 15 days before any selection of Notes to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Note, or portion thereof, called for redemption, except the unredeemed portion of any Note being redeemed in part; or (iii) issue, register the transfer of or exchange any Note that has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Note not to be so repaid.

     As used herein and in the Indenture:

     "Make-Whole Amount" means, in connection with any optional redemption or accelerated payment of any Note, the excess, if any, of (i) the aggregate present value as of the date of such redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of such dollar if such redemption or accelerated payment had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date such notice of redemption is given or declaration of acceleration is made) from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made, over (ii) the aggregate principal amount of the Notes being redeemed or paid.

     "Reinvestment Rate" means the yield on Treasury securities at a constant maturity corresponding to the remaining life (as of the date of redemption, and rounded to the nearest month) to stated maturity of the principal being redeemed (the "Treasury Yield"), plus 0.25%. For purposes hereof, the Treasury Yield shall be equal to the arithmetic mean of the yields published in the Statistical Release (as defined below) under the heading "Week Ending" for the "U.S. Government Securities -- Treasury Constant Maturities" with a maturity equal to such remaining life; provided, that if no published maturity exactly corresponds to such remaining life, then the Treasury Yield shall be interpolated or extrapolated on a straight-line basis from the arithmetic means of the yields for the next shortest and next longest published maturities. For purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used. If the format or content of the Statistical Release changes in a manner that precludes determination of the Treasury Yield in the above manner, then the Treasury Yield shall be determined in the manner that most closely approximates the above manner, as reasonably determined by the Operating Partnership.

     "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination of the Make-Whole Amount, then such other reasonably comparable index which shall be designated by the Operating Partnership.

MERGER, CONSOLIDATION OR SALE OF ASSETS

     The Indenture provides that the Operating Partnership may, without the consent of the holders of any outstanding Debt Securities, consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity provided that (a) either the Operating Partnership shall be the continuing entity, or the successor entity (if other than the Operating Partnership) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets is organized under the laws of any domestic jurisdiction and assumes the Operating Partnership's obligations to pay principal of (and premium or Make-Whole Amount, if any) and interest on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of the Operating Partnership or any Subsidiary as a result thereof as having been incurred by the Operating Partnership or such Subsidiary at the time of such transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officers' certificate and legal opinion covering such conditions shall be delivered to the Trustee.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     The Indenture provides that the following events are "Events of Default" with respect to the Notes: (a) default in the payment of any interest on any Notes when such interest becomes due and payable that continues for a period of 30 days; (b) default in the payment of the principal of (or premium or Make-Whole Amount, if any, on) any Notes when due and payable that continues for a period of 5 days; (c) default in the performance, or breach, of any other covenant or warranty of the Operating Partnership in the Indenture with respect to the Notes and continuance of such default or breach for a period of 60 days after there has been given to the Operating Partnership by the Trustee, or to the Operating Partnership and the Trustee by the Holders of at least 25% in principal amount of the Notes, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Indenture; (d) default under any bond, debenture, note, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Operating Partnership (or by any Subsidiary, the repayment of which the Operating Partnership has guaranteed or for which the Operating Partnership is directly responsible or liable as obligor or guarantor), having an aggregate principal amount outstanding of at least $10,000,000, whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 10 days after there shall have been given, by registered or certified mail, to the Operating Partnership by the Trustee, or to the Operating Partnership and the Trustee by the Holders of at least 10% in principal amount of the outstanding Notes, a written notice specifying such default and requiring the Operating Partnership to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled and stating that such notice is a "Notice of Default" under the Indenture, provided, however, that such a default on indebtedness which constitutes tax-exempt financing having an aggregate principal amount outstanding not exceeding $25,000,000 that results solely from a failure of an entity providing credit support for such indebtedness to honor a demand for payment on a letter of credit shall not constitute an Event of Default; or (e) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Operating Partnership or any Significant Subsidiary or for all or substantially all of either of its property.

     See "Description of Debt Securities--Events of Default, Notice and Waiver" in the accompanying Prospectus for a description of rights, remedies and other matters relating to Events of Default.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     The provisions of Article 14 of the Indenture relating to defeasance and covenant defeasance which are described in the accompanying Prospectus will apply to the Notes, including without limitation the covenants described under "Description of Notes--Certain Covenants."

BOOK-ENTRY SYSTEM

     The Notes will be issued in the form of one or more fully registered global notes ("Global Notes") which will be deposited with, or on behalf of DTC, and registered in the name of DTC's nominee, Cede & Co. Except under the circumstance described below, the Notes will not be issuable in definitive form. Unless and until it is exchanged in whole or in part for the individual Notes represented thereby, a Global Note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee of DTC to a successor depository or any nominee of such successor.

     Upon the issuance of a Global Note, DTC or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual Notes represented by such Global Note to the accounts of persons that have accounts with DTC ("Participants"). Such accounts shall be designated by the underwriters, dealers or agents with respect to the Notes. Ownership of beneficial interests in a Global Note will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to beneficial interests of Participants) and records of Participants (with respect to beneficial interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer any beneficial interest in a Global Note.

     So long as DTC or its nominee is the registered owner of such Global Note, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture and the beneficial owners of the Notes will be entitled only to those rights and benefits afforded to them in accordance with DTC's regular operating procedures. Except as provided below, owners of beneficial interest in a Global Note will not be entitled to have any of the individual Notes registered in their names, will not receive or be entitled to receive physical delivery of any such notes in definitive form and will not be considered the owners or holders thereof under the Indenture.

     Payments of principal of and any interest on, individual Notes represented by a Global Note registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the Global Note representing such Notes. None of the Operating Partnership, the Trustee, any Paying Agent or the Security Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note for such Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Operating Partnership expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a permanent Global Note representing any Notes, immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records to DTC or its nominee. The Operating Partnership also expects that payments by Participants to owners of beneficial interests in such Global Note held through such

Participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name." Such payments will be the responsibility of such Participants.

     If DTC is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the Operating Partnership within 90 days, the Operating Partnership will issue individual Notes in exchange for the Global Note or Notes representing the Notes. In addition, the Operating Partnership may, at any time and in its sole discretion, determine not to have any Notes represented by one or more Global Notes and, in such event, will issue individual Notes in exchange for the Global Note or Notes representing the Notes.

     DTC has advised the Operating Partnership of the following information regarding DTC: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its Participants deposit with DTC. DTC also facilitates the settlement among its Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry charges in its Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of DTC include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct Participant of DTC, either directly or indirectly. The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the Notes will be made by the Underwriters in immediately available funds. All payments of principal and interest in respect of the Notes will be made by the Operating Partnership in immediately available funds.

     Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing house or next-day funds. In contrast, the Notes will trade in DTC's Same-Day Funds Settlement System until maturity or until the Notes are issued in certificated form, and secondary market trading activity in the Notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

GOVERNING LAW

     The Indenture is governed by and shall be construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in such state.

NO PERSONAL LIABILITY OR RECOURSE

     No recourse under or upon any obligation, covenant or agreement contained in the Indenture or the Notes, or because of any indebtedness evidenced thereby, shall be had (i) against the Company or any other past, present or future partner in the Operating Partnership, (ii) against any other person or entity which owns an interest, directly or indirectly, in any partner of the Operating Partnership, or (iii) against any past, present or future shareholder, employee, officer or director, as such, of the Company or any successor, either directly or through the Company or the Operating Partnership or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise. Each holder of Notes waives and releases all such liability by accepting such Notes. The waiver and release are part of the consideration for the issue of the Notes.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes, subject to the limitations set forth below, the material U.S. Federal income tax consequences of the acquisition, ownership and disposition of the Notes. The discussion is based upon provisions of the Code, its legislative history, judicial authority, current administrative rulings and practice, and existing and proposed Treasury Regulations, all as in effect and existing on the date hereof. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the validity of the statements and conclusions set forth below. Any such changes or interpretations may be retroactive and could adversely affect a holder of the Notes. Except as otherwise described herein, this discussion applies both to a person who is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), (iii) an estate or trust the income of which is subject to U.S. Federal income taxation regardless of its source, (iv) a trust if (a) a U.S. court may exercise primary supervision over its administration and (b) one or more U.S. persons have authority to control all substantial decisions of the trust, or (v) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business (a "U.S. Holder") and a person who is not a U.S. Holder (a "Non-U.S. Holder"). This discussion deals only with the Notes held as capital assets (within the meaning of Section 1221 of the Code) by holders and does not purport to deal with all aspects of U.S. Federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or status, nor does it discuss the U.S. Federal income tax consequences to certain types of holders subject to special treatment under the U.S. Federal income tax laws, such as certain financial institutions, insurance companies, dealers in securities or foreign currency, tax-exempt organizations, or persons that hold Notes that are a hedge against, or that are hedged against, currency risk or that are part of a straddle, a constructive sale transaction, conversion transaction, or persons whose functional currency is not the U.S. Dollar. Moreover, the effect of any applicable state, local or foreign tax laws, or any estate or gift tax laws, is not discussed.

     Goodwin, Procter & Hoar LLP, counsel to the Operating Partnership, has reviewed the following discussion and is of the opinion that, to the extent that it constitutes matters of law or legal conclusions or purports to describe certain provisions of the U.S. Federal tax laws, the following discussion is a correct summary in all material respects of the matters discussed therein.

     THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATION ONLY. EACH INVESTOR IS URGED TO CONSULT WITH ITS OWN TAX ADVISORS TO DETERMINE THE IMPACT OF SUCH INVESTOR'S PERSONAL TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES.

U.S. HOLDERS:  INTEREST, ORIGINAL ISSUE DISCOUNT

     A U.S. Holder of a Note will be required to report as ordinary interest income for U.S. Federal income tax purposes interest earned with respect to a
Note in accordance with the U.S. Holder's regular method of tax accounting. Although the Notes may be issued at a price that is less than their stated principal amount, the discount is not expected to exceed 0.25% of the stated redemption price at maturity multiplied by the number of whole years to maturity. Therefore, for U.S. Federal income tax purposes, the amount of original issue discount on the Notes that is attributable to the difference between their purchase price and their stated redemption price is considered to be de minimis and is treated as zero.

U.S. HOLDERS:  MARKET DISCOUNT, ACQUISITION PREMIUM

     If a U.S. Holder acquires a Note for an amount that is less than the sum of all payments (other than payments with respect to stated interest) due with respect to such Note at the time of acquisition, the amount of such difference will be treated as "market discount" for U.S. Federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, a U.S. Holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent that such gain does not exceed the accrued market discount on such Note. If a U.S. Holder makes a gift of a Note, accrued market discount, if any, will be recognized as if such U.S. Holder had sold such Note for a price equal to its fair market value. In addition, the U.S. Holder may be required to defer, until the maturity of the Note or the earlier disposition of the Note in a taxable transaction, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Note.

     Any market discount will be considered to accrue on a straight-line basis during the period from the date of acquisition to the maturity date of the Note, unless the U.S. Holder elects to accrue such market discount on a constant yield to maturity basis. Such an election is applicable only to the Note with respect to which it is made and is irrevocable. A U.S. Holder of a Note may elect to include market discount in income currently as it accrues (on either a straight-line basis or constant yield to maturity basis), in which case the rules described above regarding the deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

     A U.S. Holder that purchases a Note for an amount in excess of the sum of all payments (other than payments with respect to stated interest) due with respect to such Note will be considered to have purchased the Note at a "premium." A U.S. Holder generally may elect to amortize the premium over the remaining term of the Note on a constant yield to maturity basis. The amount amortized in any year will be treated as a reduction of the U.S. Holder's interest income from the Note. A U.S. Holder that elects to amortize such premium must also reduce its tax basis in a Note by the amount of premium amortized during its holding period. Bond premium on a Note held by a U.S. Holder that does not make an election will decrease the gain or increase the loss otherwise recognized on disposition of the Note. The election to amortize premium on a constant yield to maturity basis once made applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies (other than debt instruments the interest on which is excludable from gross income) and may not be revoked without the consent of the Internal Revenue Service.

U.S. HOLDERS:  SALE OR REDEMPTION

     Unless a nonrecognition provision applies, the sale, exchange, redemption (including pursuant to an offer by the Operating Partnership) or other disposition of a Note will be a taxable event for U.S. Federal income tax purposes. In such event, a U.S. Holder will recognize gain or loss equal to the difference between (i) the amount of cash plus the fair market value of any property received upon such sale, exchange, redemption or other taxable disposition and (ii) the U.S. Holder's adjusted tax basis therein. A U.S. Holder's adjusted tax basis for a Note generally will be the U.S. Holder's purchase price for the Note increased by amounts includible in income by the U.S. Holder as market discount and reduced by any amortized premium. Except with respect to accrued market discount or accrued and unpaid interest (which will constitute ordinary income), such gain or loss generally will constitute capital gain or loss and will be long-term capital gain or loss if the Note has been held by the U.S. Holder for more than 12 months at the time of such sale, exchange, redemption or other disposition (or, if the U.S. Holder is an individual, trust or estate, will be taxed as long-term capital gain if the Note has been held for more than 18 months, and as mid-term capital gain if the Note has been held for more than 12 months). The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

NON-U.S. HOLDER

     A Non-U.S. Holder will not be subject to U.S. Federal income taxes on payments of principal, premium (if any) or interest (including original issue discount and market discount, if any) on a Note, unless such Non-U.S. Holder is a direct or indirect 10% or greater security holder of the Operating Partnership, a controlled foreign corporation related to the Operating Partnership or a bank receiving interest described in Section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a Non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (i) is signed by the beneficial owner of the Note under penalties of perjury, (ii) certifies that such owner is not a U.S. Holder and (iii) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a Note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution.

     Final regulations dealing with withholding tax on income paid to foreign persons, backup withholding and related matters (the "New Withholding Regulations") were issued by the Treasury Department on October 6, 1997. The New Withholding Regulations generally will be effective for payments made after December 31, 1998, subject to certain transition rules. Prospective Non-U.S. Holders are strongly urged to consult their own tax advisors with respect to the New Withholding Regulations.

     Generally, a Non-U.S. Holder will not be subject to Federal income taxes on any amount that constitutes capital gain upon retirement or disposition of a Note, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder. Certain other exceptions may be applicable, and a Non-U.S. Holder should consult its tax advisor in this regard.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement (the "Underwriting Agreement") between the Operating Partnership, the Company and the Underwriters named below (the "Underwriters"), the Operating Partnership has agreed to sell to the Underwriters, and each of such Underwriters has agreed to purchase from the Operating Partnership, the respective principal amount of Notes set forth opposite its name. Pursuant to the terms of the Underwriting Agreement, the Underwriters are obligated to purchase the entire aggregate principal amount of such Notes if any are purchased.

                                                               PRINCIPAL AMOUNT
                      UNDERWRITERS                                 OF NOTES
                      ------------                             ----------------
                  PaineWebber Incorporated...................    $ 60,000,000
                  Lehman Brothers Inc........................      40,000,000
                                                                 ------------
                     Total...................................    $100,000,000
                                                                 ============

     The Underwriters have advised the Operating Partnership that they propose to offer the Notes in part to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and in part to certain securities dealers (who may include the Underwriters) at such price less a concession not in excess of 0.375% of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a concession not in excess of 0.250% of the principal amount of the Notes to certain other dealers, including the Underwriters. Following completion of the initial offering of the Notes, the public offering price, concession and reallowance may change.

     The Notes are a new issue of securities with no established trading market. The Operating Partnership has been advised by the Underwriters that the Underwriters intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

     Pursuant to the Underwriting Agreement, the Company and the Operating Partnership have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make in respect thereof.

     Until the distribution of the Notes is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters to bid for and purchase the Notes. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the Notes. Such transactions consist of bids and purchases for the purpose of pegging, fixing or maintaining the price of the Notes.

     If the Underwriters create a short position in the Notes in connection with this Offering, i.e., if they sell a greater aggregate principal amount of Notes than is set forth on the cover page of this Prospectus Supplement, the Underwriters may reduce that short position by purchasing Notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

     Neither the Operating Partnership nor the Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither the Operating Partnership nor the Underwriters make any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     In the ordinary course of business, the Underwriters and their affiliates have engaged, and may in the future engage, in commercial banking and investment banking transactions with the Company, the Operating Partnership and their affiliates.

                                 LEGAL MATTERS

     Certain legal matters, including the legality of the Notes being offered hereby, are being passed upon for the Operating Partnership by Goodwin, Procter & Hoar LLP, Boston, Massachusetts. Certain legal matters related to this Offering are being passed upon for the Underwriters by O'Melveny & Myers LLP, San Francisco, California.

PROSPECTUS

                                  $300,000,000

                            GABLES RESIDENTIAL TRUST
                                PREFERRED SHARES
                                 COMMON SHARES
                                    WARRANTS

                                  $200,000,000

                       GABLES REALTY LIMITED PARTNERSHIP
                                DEBT SECURITIES
                             ---------------------
    Gables Residential Trust ("Gables" or the "Company") may offer from time to time in one or more series, (i) preferred shares of beneficial interest, $.01 par value per share ("Preferred Shares"), (ii) common shares of beneficial interest, $.01 par value per share ("Common Shares"), and (iii) warrants or other rights to purchase Preferred Shares or Common Shares ("Warrants"). Gables Realty Limited Partnership (the "Operating Partnership") may offer from time to time in one or more series unsecured, non-convertible investment grade debt securities (the "Debt Securities"). The aggregate public offering price of the Preferred Shares, Common Shares and Warrants shall be up to $300,000,000 and the aggregate public offering price of the Debt Securities shall be up to $200,000,000 (or its equivalent in another currency based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering. The Debt Securities, Preferred Shares, Common Shares and Warrants (collectively, the "Securities") may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (each a "Prospectus Supplement").
    The specific terms of the Securities for which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Preferred Shares, the specific designation and stated value per share, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; (ii) in the case of Common Shares, any initial public offering price; (iii) in the case of Warrants, the duration, offering price, exercise price and detachability; and (iv) in the case of Debt Securities, the specific title, aggregate principal amount, ranking, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Operating Partnership or repayment at the option of the holder, terms for sinking fund payments, covenants and any initial public offering price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be consistent with the Company's Amended and Restated Declaration of Trust, as then in effect, or otherwise appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for Federal income tax purposes. See "Restrictions on Transfers of Shares of Beneficial Interest."
    The applicable Prospectus Supplement will also contain information, where appropriate, about certain United States Federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.
    The Preferred Shares, Common Shares and Warrants may be offered by the Company and the Debt Securities may be offered by the Operating Partnership directly to one or more purchasers, through agents designated from time to time by the Company or the Operating Partnership, respectively, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering of such Securities.

     SEE "RISK FACTORS" ON PAGE 4 FOR CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                             ---------------------

                The date of this Prospectus is August 11, 1997.

                             AVAILABLE INFORMATION

     The Company and the Operating Partnership have filed with the Securities and Exchange Commission (the "SEC" or "Commission") a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. The Registration Statement, including exhibits thereto, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and copies may be obtained at the prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     The Company and the Operating Partnership file information electronically with the Commission, and the Commission maintains a Web Site that contains reports, proxy and information statements and other information regarding registrants (including the Company and the Operating Partnership) that file electronically with the Commission. The address of the Commission's Web Site is (http://www.sec.gov).

     The Company and the Operating Partnership (effective August, 1997) are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith the Company and the Operating Partnership file reports and proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the locations described above. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. In addition, the Common Shares are listed on the New York Stock Exchange (the "NYSE"), and such materials can be inspected and copied at the NYSE, 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents are incorporated herein by reference: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1996, filed with the Commission pursuant to the Exchange Act (File No. 1-12590), and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, filed with the Commission pursuant to the Exchange Act (File No. 1-12590); (ii) the Company's Current Report on Form 8-K dated July 24, 1997 filed with the Commission pursuant to the Exchange Act (File No. 1-12590); (iii) the description of the Company's Common Shares contained in its Registration Statement on Form 8-A filed with the Commission pursuant to the Exchange Act, including all amendments and reports updating such description (File No. 1-12590); (iv) the description of the Company's 8.30% Series A Cumulative Redeemable Preferred Shares on Form 8-A filed with the Commission pursuant to the Exchange Act (File No. 1-12590); (v) the Proxy Statement prepared by the Company in connection with its 1997 Annual Meeting of Shareholders (File No. 1-12590); and (vi) the Operating Partnership's Registration Statement on Form 10, as filed June 11, 1997 with the Commission pursuant to the Exchange Act, including all amendments and reports updating such Registration Statement (File No. 000-22683).

     All other documents filed with the Commission by the Company or the Operating Partnership pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities are to be incorporated herein by reference and such documents shall be deemed to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     ANY PERSON RECEIVING A COPY OF THIS PROSPECTUS MAY OBTAIN, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST, A COPY OF ANY OF THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN, EXCEPT FOR THE EXHIBITS TO SUCH DOCUMENTS. WRITTEN REQUESTS SHOULD BE MAILED TO GABLES RESIDENTIAL TRUST, 2859 PACES FERRY ROAD, OVERLOOK III, SUITE 1450, ATLANTA, GEORGIA, ATTENTION: DIRECTOR OF INVESTOR RELATIONS. TELEPHONE REQUESTS MAY BE DIRECTED TO (770) 436-4600.

                                  RISK FACTORS

     "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This Prospectus, including the information incorporated by reference herein, and the applicable Prospectus Supplement contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below, and prospective investors should carefully consider such risk factors in conjunction with the other information contained or incorporated by reference in this Prospectus and the applicable Prospectus Supplement before making a decision to purchase any Securities. Unless the context otherwise requires, the "Company" shall also hereinafter refer to the Operating Partnership and its subsidiaries.

RISKS OF DEVELOPMENT, CONSTRUCTION AND ACQUISITION ACTIVITIES

     The Company intends to actively continue development and construction of multifamily apartment communities. There can be no assurance that the Company will undertake to develop any particular site or that it will be able to complete such development if it is undertaken. Risks associated with the Company's development and construction activities include: development opportunities may be abandoned; construction costs of a community may exceed original estimates, possibly making the community uneconomical; occupancy rates and rents at a newly completed community may not be sufficient to make the community profitable; financing may not be available on favorable terms for development of a community; and construction and lease-up may not be completed on schedule, resulting in increased debt service and construction costs. Development activities are also subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy, and other required governmental permits and authorizations.

     The Company intends to continue to acquire multifamily apartment communities on a select basis. Acquisitions of multifamily communities entail risks that investments will fail to perform in accordance with expectations. Estimates of the costs of improvements to bring an acquired property up to standards established for the market position intended for that property may prove inaccurate.

     The Company anticipates that future developments and acquisitions will be financed, in whole or in part, under existing credit facilities or loan commitments or other lines of credit or other forms of secured or unsecured financing or through the issuance of additional equity by the Company. The use of equity financing, rather than debt, for future developments or acquisitions could have a dilutive effect on the interest of existing shareholders of the Company. If new developments are financed under existing lines of credit, there is a risk that, unless substitute financing is obtained, further availability under the lines of credit for new development may not be available or may be available only on disadvantageous terms. In addition there is a risk that upon the maturity of such existing lines of credit, the lines of credit will not be able to be refinanced or that the terms of such refinancing will not be as favorable as the terms of the existing indebtedness.

REAL ESTATE FINANCING RISKS

     No limitation on debt. The Company currently has a policy of incurring debt only if upon such incurrence the ratio of debt to total market capitalization (i.e., the total consolidated debt of the Company as a percentage of the market value of issued and outstanding equity securities plus total consolidated debt) would be 60% or less, but the organizational documents of the Company do not contain any limitation on the amount of indebtedness the Company may incur. Accordingly, the Company's Board of Trustees could alter or eliminate this policy. In addition, except as may be set forth in any Prospectus Supplement, the Debt Securities will not contain any provision that would afford holders of the Debt Securities protection in the event of a highly leveraged transaction or change in control of the Operating Partnership or the Company.

     Existing debt maturities, balloon payments and refinancing risks. The Company is subject to the risks normally associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest. Because the Company anticipates that only a small portion of the principal of the Company's mortgage indebtedness will be repaid prior to maturity, it will be necessary for the Company to refinance debt. Accordingly, there is a risk that existing indebtedness on the Communities will not be able to be refinanced or that the terms of such refinancing will not be as favorable as the terms of the existing indebtedness.

     Risk of Rising Interest Rates. The Company incurred and expects in the future to incur floating rate indebtedness in connection with the construction of multifamily apartment communities, as well as for other purposes. In addition, additional indebtedness that the Company incurs under the Company's unsecured revolving credit facility also bears interest at a floating rate. Accordingly, increases in interest rates would increase the Company's interest costs (to the extent that the related indebtedness was not protected by the Company's interest rate protection arrangements).

     Bond Compliance Requirements. Certain of the Company's multifamily apartment communities are or may be financed with obligations issued by various local government agencies or instrumentalities, the interest on which is exempt from Federal income taxation. These obligations are commonly referred to as "tax-exempt bonds." Under the terms of such bonds, the Company must comply with various restrictions on the use of the Company's multifamily apartment communities including the restriction that a percentage of apartments be made available to low and middle income households. The bond compliance requirements in effect, and the requirements of any future tax-exempt bond financing utilized by the Company, may have the effect of limiting the Company's income from the Company's multifamily apartment communities subject to the financing. In addition, certain of the tax-exempt bond financing documents require that a financial institution (the "credit enhancer") guarantee payment of principal of, and interest on, the bonds, which may take the form of a letter of credit, surety bond, guarantee agreement or other additional collateral. If the credit enhancer defaults in its credit enhancement obligations, or the Company is unable to renew the applicable credit enhancement or otherwise post satisfactory collateral, a default will occur under the applicable tax-exempt bonds and the property could be foreclosed upon.

REAL ESTATE INVESTMENT RISKS

     General Risks. Real property investments are subject to varying degrees of risk. If the Company's communities do not generate revenues sufficient to meet operating expenses, including debt service and capital expenditures, the Company's cash flow and ability to make distributions to its shareholders will be adversely affected. A multifamily community's revenues and value may be adversely affected by the general economic climate; the local economic climate (including the fiscal condition of the relevant governmental bodies); local real estate conditions (such as oversupply of or reduced demand for apartment homes); the perceptions by prospective residents of the safety, convenience and attractiveness of the communities or neighborhoods in which they are located and the quality of local schools and other amenities; the ability of the owner to provide adequate management, maintenance and insurance; and increased operating cost (including real estate taxes and utilities). Certain significant expenditures associated with each equity investment (such as mortgage payments, if any, real estate taxes, insurance and maintenance costs) are generally not reduced when circumstances cause a reduction in income from the investment.

     Dependence on Primary Markets. The Company's multifamily apartment communities are located in various metropolitan areas in the Southeastern and Southwestern United States, particularly Atlanta, Houston and Dallas, and the Company's performance and its ability to make distributions to shareholders could be adversely affected by economic and social conditions in these geographic areas.

     Market Illiquidity. Equity real estate investments are relatively illiquid. Such illiquidity will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. In addition, the Internal Revenue Code (the "Code") limits the Company's ability to sell properties held for fewer than four years, which may affect the Company's ability to sell properties without adversely affecting returns to holders of Common Shares.

     Operating Risks. The Company's multifamily apartment communities are subject to all operating risks common to multifamily apartment communities in general, any and all of which might adversely affect apartment occupancy or rental rates. Increases in unemployment in the areas in which the communities owned or managed by the Company are located might adversely affect multifamily occupancy or rental rates.

Increases in operating costs due to inflation and other factors may not necessarily be offset by increased rents. Residents may be unable or unwilling to pay rent increases. Future enactment of rent control or rent stabilization laws or other laws regulating multifamily housing may reduce rental revenue or increase operating costs. If operating expenses increase, the local rental market may limit the extent to which rents may be increased to meet increased expenses without decreasing occupancy rates.

     Competition. There are numerous housing alternatives that compete with the Company's multifamily apartment communities in attracting residents. The Company's multifamily apartment communities compete directly with other multifamily rental apartments and single family homes that are available for rent or purchase in the markets in which the Company's multifamily apartment communities are located. In addition, other competitors for development and acquisitions of properties, including other REITs, may have greater resources than the Company. Increased supply of apartment homes in the Company's principal markets over the past few years and the next few years may adversely affect the current favorable demand environment for apartment homes, including occupancy and rental rates.

     Affordable Housing Laws. Certain of the Company's multifamily apartment communities are, and will be in the future, subject to federal, state and local statutes or other restrictions requiring that a percentage of apartments be made available to low and middle income households. These laws and obligations, as well as any changes thereto making it more difficult to meet such requirements, or a reduction in or elimination of certain financing advantages available to those persons satisfying such requirements, could adversely affect the Company's profitability and its ability to develop certain communities in the future.

RISK OF FEE MANAGEMENT BUSINESS

     The Company manages properties owned by third parties for a fee. Risks associated with the management of properties owned by third parties include the risk that the management contracts will be terminated and/or that the rental revenues upon which management fees are based will decline, resulting in decreased management fee income.

LIMITS ON CHANGES IN CONTROL

     Certain provisions contained in the Company's Amended and Restated Declaration of Trust (the "Declaration of Trust") and Second Amended and Restated Bylaws and under Maryland law may have the effect of discouraging a third party from making an acquisition proposal for the Company and may thereby inhibit a change in control of the Company. For example, such provisions may (i) deter tender offers for Common Shares, which offers may be attractive to the shareholders, or (ii) deter purchases of large blocks of Common Shares, thereby limiting the opportunity for shareholders to receive a premium for their Common Shares over then-prevailing market prices.

POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES OF BENEFICIAL INTEREST

     In order to maintain its qualification as a REIT, not more than 50% in value of the outstanding shares of beneficial interest of the Company may be owned, directly or indirectly, by five or fewer persons. In order to protect the Company against the risk of losing its status as a REIT due to a concentration of ownership among its shareholders, the Company has limited ownership of shares of beneficial interest by any single shareholder to 9.8% of the outstanding shares of beneficial interest. Although the Board of Trustees presently has no intention of doing so, the Board of Trustees could waive this restriction if it were satisfied, based upon the advice of tax counsel, that ownership in excess of this limit would not jeopardize the Company's status as a REIT and the Board of Trustees otherwise decided such action would be in the best interest of the Company. This restriction also does not apply with respect to an offeror in the event of an all-cash tender offer by it which has been accepted by shareholders representing at least two-thirds of the Company's outstanding shares. Shares acquired or transferred in breach of the limitation will be automatically exchanged for shares not entitled to vote or to participate in dividends or other distributions. In addition, shares acquired or transferred in breach of the limitation may be purchased by the Company for the lesser of the price paid and the market price (as determined in the manner set forth in the Declaration of Trust).

COST OF COMPLIANCE WITH AMERICANS WITH DISABILITIES ACT AND SIMILAR LAWS

     Under the Americans with Disabilities Act of 1990 (the "ADA"), all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. Although management of the Company believes that the Company's communities are substantially in compliance with the present requirements of the ADA, the Company may incur additional costs of complying with the ADA. A number of additional federal, state and local laws exist which also may require modifications to the Company's communities, or restrict certain further renovations thereof, with respect to access thereto by disabled persons. For example, the Fair Housing Act of 1988 (the "FHAA") requires apartment communities first occupied after March 13, 1990 to be accessible to the handicapped. Noncompliance with the FHAA could result in the imposition of fines or an award of damages to private litigants. Additional legislation may impose further burdens or restrictions on owners with respect to access by disabled persons.

     The ultimate amount of the cost of compliance with the ADA or such legislation is not currently ascertainable, and, while such costs are not expected to have a material effect on the Company, such costs could be substantial.

ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT; OTHER TAX LIABILITIES

     The Company intends at all times to operate so as to qualify as a REIT under the Code. Although management of the Company believes that the Company is organized and operates in such a manner, no assurance can be given that the Company qualifies or will remain qualified as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within the Company's control may affect the Company's ability to qualify as a REIT. If the Company fails to qualify as a REIT, it will be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. In addition, unless entitled to relief under certain statutory provisions, the Company will be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. The additional tax would significantly reduce the cash flow available for distribution to shareholders.

POSSIBLE ADVERSE IMPACT OF MARKET CONDITIONS ON MARKET PRICE

     The market value of the Securities could be substantially affected by general market conditions, including changes in interest rates. An increase in market interest rates would lead purchasers of the Debt Securities and may lead purchasers of the Common Shares, Preferred Shares and Warrants to demand a higher annual yield, which could adversely affect the market price of the outstanding Common Shares and other Securities. Moreover, numerous other factors such as government regulatory action and changes in tax laws could have a significant impact on the future market price of the Common Shares or other Securities.

POSSIBLE ENVIRONMENTAL LIABILITIES

     Under various Federal, state and local environmental laws, a current or previous owner or operator of real estate may be required (typically regardless of knowledge or responsibility) to investigate and clean up hazardous or toxic substances or petroleum product releases at such property and may be held liable to a governmental entity or to third parties for property damage and for investigation and clean-up costs incurred by such parties in connection with the contamination, which may be substantial. The presence of such substances (or the failure to properly remediate the contamination) may adversely affect the owner's ability to borrow against, sell or rent such property.

                   THE COMPANY AND THE OPERATING PARTNERSHIP

GENERAL

     Gables is one of the largest managers, developers and owners of multifamily apartment communities in the Southeastern and Southwestern United States. The Company is a self-administered and self-managed real estate investment trust (a "REIT") and has elected to be treated as a REIT under the Internal Revenue Code of 1986, as amended, beginning with its taxable year ending December 31, 1994. The Company's Common Shares are listed on the New York Stock Exchange under the symbol "GBP."

     The Company currently engages in the multifamily apartment community management, development, construction and acquisition businesses, including the provision of related brokerage and corporate rental housing services. Substantially all of the Company's business is conducted through, and substantially all of the Company's interests in its properties are held by or through, the Operating Partnership. Through its ownership of Gables GP, Inc. ("GGPI"), a Texas corporation and wholly-owned subsidiary of the Company that is the sole general partner of the Operating Partnership, and its ownership of a direct limited partnership interest in the Operating Partnership, the Company is currently an 84.6% economic owner of the Operating Partnership (excluding the Company's direct or indirect ownership of 100% of the Series A Preferred Units issued in connection with the Company's sale of 4,600,000 shares of 8.30% Series A Cumulative Redeemable Preferred Shares on July 24, 1997)(this structure is commonly referred to as an umbrella partnership REIT or "UPREIT").

     At March 31, 1997, the Company owned 48 completed multifamily apartment communities and had an indirect 25% interest in two multifamily apartment communities, collectively comprising 15,480 apartment homes. The Company also had seven multifamily apartment communities under development as of March 31, 1997 which are expected to comprise 2,025 apartment homes. In addition, the Company owns four sites on which it intends to develop apartment communities and has rights to acquire six additional sites. Although there is no assurance that the Company will develop multifamily apartment communities at any sites or pursuant to any such development rights, an estimated 2,771 apartment homes could be added to its portfolio from the successful development of all such locations. In May, 1997, the Company acquired an existing multifamily apartment community comprising 438 apartment homes. The Company also has rights to acquire an existing multifamily apartment community comprising 82 apartment homes.

     The Company was organized as a REIT under the laws of the State of Maryland in 1993 to continue and expand the operations of its privately owned predecessor organization. The Operating Partnership was organized as a limited partnership under the laws of Delaware in 1993. The Company's Common Shares have been traded on the New York Stock Exchange since the completion of the Company's initial public offering on January 26, 1994 (the "Initial Offering"). The Company's and the Operating Partnership's executive offices are located at 2859 Paces Ferry Road, Atlanta, Georgia 30339 and their telephone number is (770) 436-4600.

                                USE OF PROCEEDS

     The Company is required by the terms of the partnership agreement of the Operating Partnership to invest the net proceeds of any sale of Common Shares or Preferred Shares in the Operating Partnership in exchange for additional units of limited partnership of the Operating Partnership ("Units") or preferred Units, as the case may be. As will be more fully described in the applicable Prospectus Supplement, the Company and the Operating Partnership intend to use the net proceeds from the sale of Securities for one or more of the following: repayment of indebtedness, acquisition of or investment in new properties and developments, maintenance of currently owned properties and general corporate purposes.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

     The Company conducts its business principally through the Operating Partnership. Consequently, the Operating Partnership, and not the Company, will issue the Debt Securities. The Debt Securities will be direct unsecured obligations of the Operating Partnership and may be either senior Debt Securities ("Senior Securities") or subordinated Debt Securities ("Subordinated Securities"). The Debt Securities will be issued under one or more indentures, each dated as of a date prior to the issuance of the Debt Securities to which it relates. Senior Securities and Subordinated Securities may be issued pursuant to separate indentures (respectively, a "Senior Indenture" and a "Subordinated Indenture"), in each case between the Operating Partnership and First Union National Bank (a "Trustee"), and in the form that has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, subject to such amendments or supplements as may be adopted from time to time. The Trustee is one of the lenders to the Company's revolving line of credit, and may, from time to time, enter into other commercial relationships with the Company and the Operating Partnership. The Senior Indenture and the Subordinated Indenture, as amended or supplemented from time to time, are sometimes hereinafter referred to collectively as the "Indentures." The Indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made under this heading relating to the Debt Securities and the Indentures are summaries of the material provisions thereof, do not purport to be complete and are qualified in their entirety by reference to the Indentures and such Debt Securities.

     Capitalized terms used herein and not defined shall have the meanings assigned to them in the applicable Indenture.

TERMS

     The indebtedness represented by the Senior Securities will rank equally with all other unsecured and unsubordinated indebtedness of the Operating Partnership. The indebtedness represented by Subordinated Securities will be subordinated in right of payment to the prior payment in full of the Senior Debt of the Operating Partnership as described under "-- Subordination." The particular terms of the Debt Securities offered by a Prospectus Supplement will be described in the applicable Prospectus Supplement, along with any applicable modifications of or additions to the general terms of the Debt Securities as described herein and in the applicable Indenture and any applicable Federal income tax considerations. Accordingly, for a description of the terms of any series of Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and the description of the Debt Securities set forth in this Prospectus.

     Except as set forth in any Prospectus Supplement, the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time by the Operating Partnership or as set forth in the applicable Indenture or in one or more indentures supplemental to such Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuance of additional Debt Securities of such series.

     Each Indenture provides that the Operating Partnership may, but need not, designate more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under an Indenture may resign or be removed with respect to one or more series of Debt Securities and a successor Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other Trustee, and, except as otherwise indicated herein, any action described herein to be taken by each Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the applicable Indenture.

     The following summaries set forth the material terms and provisions of the Indentures and the Debt Securities. The Prospectus Supplement relating to the series of Debt Securities being offered will contain further terms of such Debt Securities, including the following specific terms:

          (1) The title of such Debt Securities and whether such Debt Securities are Senior Securities or Subordinated Securities;

          (2) The aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

          (3) The price (expressed as a percentage of the principal amount thereof) at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

          (4) The date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

          (5) The rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

          (6) The date or dates, or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

          (7) The place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon the Operating Partnership in respect of such Debt Securities and the applicable Indenture may be served;

          (8) The period or periods, if any, within which, the price or prices at which and the other terms and conditions upon which such Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, as a whole or in part, at the option of the Operating Partnership;

          (9) The obligation, if any, of the Operating Partnership to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

          (10) If other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

          (11) Whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units, or composite currency or currencies) and the manner in which such amounts shall be determined;

          (12) Whether such Debt Securities will be issued in certificated or book-entry form and, if in book entry form, the identity of the depository for such Debt Securities;

          (13) Whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

          (14) The applicability, if any, of the defeasance and covenant defeasance provisions described herein or set forth in the applicable Indenture, or any modification thereof;

          (15) Whether and under what circumstances the Operating Partnership will pay any additional amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Operating Partnership will have the option to redeem such Debt Securities in lieu of making such payment;

          (16) Any deletions from, modifications of or additions to the events of default or covenants of the Operating Partnership, to the extent different from those described herein or set forth in the applicable Indenture with respect to such Debt Securities, and any change in the right of any Trustee or any of the holders to declare the principal amount of any of such Debt Securities due and payable;

          (17) With respect to any Debt Securities that provide for optional redemption or prepayment upon the occurrence of certain events (such as a change of control of the Operating Partnership), (i) the possible effects of such provisions on the market price of the Operating Partnership's or the Company's securities or in deterring certain mergers, tender offers or other takeover attempts, and the intention of the Operating Partnership to comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws in connection with such provisions; (ii) whether the occurrence of the specified events may give rise to cross-defaults on other indebtedness such that payment on such Debt Securities may be effectively subordinated; and (iii) the existence of any limitation on the Operating Partnership's financial or legal ability to repurchase such Debt Securities upon the occurrence of such an event (including, if true, the lack of assurance that such a repurchase can be effected) and the impact, if any, under the Indenture of such a failure, including whether and under what circumstances such a failure may constitute an event of default;

          (18) The name of the applicable trustee and the nature of any material relationship with the Operating Partnership or with any of its affiliates, and the percentage of Debt Securities of the class necessary to require the trustee to take action; and

          (19) Any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture.

     If so provided in the applicable Prospectus Supplement, the Debt Securities may be issued at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). In such cases, all material U.S. Federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

     Except as described under "-- Merger, Consolidation or Sale of Assets" or as may be set forth in any Prospectus Supplement, the Debt Securities will not contain any provisions that would limit the ability of the Operating Partnership to incur indebtedness or that would afford holders of Debt Securities protection in the event of (i) a highly leveraged or similar transaction involving the Operating Partnership, the management of the Operating Partnership or the Company, or any affiliate of any such party, (ii) a change of control, or (iii) a reorganization, restructuring, merger or similar transaction involving the Operating Partnership that may adversely affect the holders of the Debt Securities. In addition, subject to the limitations set forth under "-- Merger, Consolidation or Sale of Assets," the Operating Partnership may, in the future, enter into certain transactions, such as the sale of all or substantially all of its assets or the merger or consolidation of the Operating Partnership, that would increase the amount of the Operating Partnership's indebtedness or substantially reduce or eliminate the Operating Partnership's indebtedness or substantially reduce or eliminate the Operating Partnership's assets, which may have an adverse effect on the Operating Partnership's ability to service its indebtedness, including the Debt Securities. Neither Maryland General Corporation Law nor the governing instruments of the Company and the Operating Partnership define the term "substantially all" in connection with the sale of assets. Additionally, Maryland cases interpreting the words "substantially all" all rely heavily upon the facts and circumstances of the particular case. Consequently, to determine whether a sale of "substantially all" of the Operating Partnership's assets has occurred, a holder of Debt Securities must review the financial and other information disclosed by the Operating Partnership to the public. Restrictions on ownership and transfers of the Common Shares and Preferred Shares are designed to preserve the Company's status as a REIT and, therefore, may act to prevent or hinder a change of control. See "Limits on

Ownership of Shares of Beneficial Interest." Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of, or additions to, the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

DENOMINATION, INTEREST, REGISTRATION AND TRANSFER

     Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof.

     Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for any authorized denomination of other Debt Securities of the same series and of a like aggregate principal amount and tenor upon surrender of such Debt Securities at the corporate trust office of the applicable Trustee or at the office of any transfer agent designated by the Operating Partnership for such purpose. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for registration of transfer or exchange thereof at the corporate trust office of the applicable Trustee or at the office of any transfer agent designated by the Operating Partnership for such purpose. Every Debt Security surrendered registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer, and the person requesting such action must provide evidence of title and identity satisfactory to the applicable Trustee or transfer agent. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Trustee or the Operating Partnership may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable Prospectus Supplement refers to any transfer agent (in addition to the applicable Trustee) initially designated by the Operating Partnership with respect to any series of Debt Securities, the Operating Partnership may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Operating Partnership will be required to maintain a transfer agent in each place of payment for such series. The Operating Partnership may at any time designate additional transfer agents with respect to any series of Debt Securities.

     Neither the Operating Partnership nor any Trustee shall be required (i) to issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any Debt Securities that may be selected for redemption and ending at the close of business on the day of such mailing; (ii) to register the transfer of or exchange any Debt Security, or portion thereof, so selected for redemption, in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) to issue, register the transfer of or exchange any Debt Security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such Debt Security not to be so repaid.

MERGER, CONSOLIDATION OR SALE OF ASSETS

     The Indentures provide that the Operating Partnership may, without the consent of the holders of any outstanding Debt Securities, consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity provided that (i) either the Operating Partnership shall be the continuing entity, or the successor entity (if other than the Operating Partnership) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets, and which is organized under the laws of any domestic jurisdiction and assumes (A) the Operating Partnership's obligations to pay principal of (and premium, if any) and interest on all of the Debt Securities and (B) the due and punctual performance and observance of all of the covenants and conditions contained in each Indenture; (ii) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of the Operating Partnership or any subsidiary as a result thereof as having been incurred by the Operating Partnership or such subsidiary at the time of such transaction, no event of default under the Indentures, and no event which, after notice or the lapse of time, or both, would become such an event of default, shall have occurred and be continuing; and (iii) an officers' certificate and legal opinion covering such conditions shall be delivered to each Trustee.

CERTAIN COVENANTS

     Existence. Except as permitted under "-- Merger, Consolidation or Sale of Assets," the Indentures require the Operating Partnership to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises; provided, however, that the Operating Partnership shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business.

     Maintenance of Properties. The Indentures require the Operating Partnership to cause all of its material properties used or useful in the conduct of its business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Operating Partnership may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Operating Partnership and its subsidiaries shall not be prevented from selling or otherwise disposing of their properties for value in the ordinary course of business.

     Insurance. The Indentures require the Operating Partnership to cause each of its and its subsidiaries' insurable properties to be insured against loss or damage at least equal to their then full insurable value with insurers of recognized responsibility and, if described in the applicable Prospectus Supplement, having a specified rating from a recognized insurance rating service.

     Payment of Taxes and Other Claims. The Indentures require the Operating Partnership to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any subsidiary or upon the income, profits or property of the Operating Partnership or any subsidiary and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Operating Partnership or any subsidiary; provided, however, that the Operating Partnership shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith.

     Additional Covenants. Any additional covenants of the Operating Partnership with respect to any series of Debt Securities will be set forth in the Prospectus Supplement relating thereto.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     Unless otherwise provided in the applicable Prospectus Supplement, each Indenture provides that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (i) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (ii) default for 5 days in the payment of principal of (or premium, if any, on) any Debt Security of such series at its maturity; (iii) default for 5 days in making any sinking fund payment as required for any Debt Security of such series; (iv) default in the performance or breach of any other covenant or warranty of the Operating Partnership contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the applicable Indenture; (v) a default under any bond, debenture, note, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Operating Partnership (or by any of its subsidiaries, the repayment of which the Operating Partnership has guaranteed or for which the Operating Partnership is directly responsible or liable as obligor or guarantor) having an aggregate principal amount outstanding of at least $25,000,000, whether such indebtedness exists on the date of such Indenture or shall thereafter be created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 10 days after there shall have been given, by registered or certified mail, to the Operating Partnership by the Trustee or to the Operating Partnership and the Trustee by the holders of at least 10% in principal amount of the outstanding Debt Securities of that series a written notice specifying such default and requiring the Operating Partnership to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled and stating that such notice is a "Notice of Default" under such Indenture; provided, however, that such a default on indebtedness which constitutes tax-exempt financing that results solely from a failure of an entity providing credit support for such indebtedness to honor a demand for payment on a letter of credit shall not constitute an Event of Default; (vi) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Operating Partnership or any Significant Subsidiary of the Operating Partnership; and (vii) any other event of default provided with respect to a particular series of Debt Securities. The term "Significant Subsidiary" has the meaning ascribed to such term in Regulation S-X promulgated under the Securities Act.

     If an Event of Default under any Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable Trustee or the holders of not less than 25% in principal amount of the Debt Securities of that series will have the right to declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of all the Debt Securities of that series to be due and payable immediately by written notice thereof to the Operating Partnership (and to the applicable Trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then outstanding under any Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, the holders of not less than a majority in principal amount of outstanding Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) may rescind and annul such declaration and its consequences if (i) the Operating Partnership shall have deposited with the applicable Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable Trustee; and (ii) all events of default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) have been cured or waived as provided in such Indenture. The Indentures also provide that the holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (i) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series; or (ii) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the holder of each outstanding Debt Security affected thereby.

     The Indentures require each Trustee to give notice to the holders of Debt Securities within 90 days of a default under the applicable Indenture unless such default shall have been cured or waived; provided, however, that such Trustee may withhold notice to the holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if specified responsible officers of such Trustee consider such withholding to be in the interest of such holders.

     The Indentures provide that no holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to such Indenture or for any remedy thereunder, except in the case of failure of the applicable Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof.

     The Indentures provide that, subject to provisions in each Indenture relating to its duties in case of default, a Trustee will be under no obligation to exercise any of its rights or powers under an Indenture at the request or direction of any holders of any series of Debt Securities then outstanding under such Indenture, unless such holders shall have offered to the Trustee thereunder reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under an Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or of exercising any trust or power conferred upon such Trustee. However, a Trustee may refuse to follow any direction which is in conflict with any law or the applicable Indenture, which may involve such Trustee in personal liability or which may be unduly prejudicial to the holders of Debt Securities of such series not joining therein.

     Within 120 days after the close of each fiscal year, the Operating Partnership will be required to deliver to each Trustee a certificate, signed by one of several specified officers of GGPI, as general partner of the Operating Partnership, stating whether or not such officer has knowledge of any default under the applicable Indenture and, if so, specifying each such default and the nature and status thereof.

MODIFICATION OF THE INDENTURES

     Modifications and amendments of an Indenture will be permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding Debt Securities issued under such Indenture affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each such Debt Security affected thereby, (i) change the stated maturity of the principal of, or any installment of interest (or premium, if any) on, any such Debt Security; (ii) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such Debt Security; (iii) change the place of payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any such Debt Security; (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (v) reduce the above-stated percentage of any outstanding Debt Securities necessary to modify or amend the applicable Indenture with respect to such Debt Securities, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable Indenture; or (vi) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of such Debt Security.

     The holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series may, on behalf of all holders of Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Operating Partnership with certain restrictive covenants of the applicable Indenture.

     Modifications and amendments of an Indenture will be permitted to be made by the Operating Partnership and the respective Trustee thereunder without the consent of any holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another person to the Operating Partnership as obligor under such Indenture; (ii) to add to the covenants of the Operating Partnership for the benefit of the holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Operating Partnership in such Indenture; (iii) to add events of default for the benefit of the holders of all or any series of Debt Securities; (iv) to add or change any provisions of an Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the Debt Securities of any series in any material respect; (v) to change or eliminate any provisions of an Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series, (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under an Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in an Indenture, provided that such action shall not adversely affect the interests of holders of Debt Securities of any series issued under such Indenture; or (x) to supplement any of the provisions of an

Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the holders of the outstanding Debt Securities of any series.

     The Indentures provide that in determining whether the holders of the requisite principal amount of outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof; (ii) the principal amount of any Debt Security denominated in a foreign currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above); (iii) the principal amount of an indexed security that shall be deemed outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security pursuant to such Indenture; and (iv) Debt Securities owned by the Operating Partnership or any other obligor upon the Debt Securities or any affiliate of the Operating Partnership or of such other obligor shall be disregarded.

     The Indentures contain provisions for convening meetings of the holders of Debt Securities of a series. A meeting will be permitted to be called at any time by the applicable Trustee, and also, upon request, by the Operating Partnership or the holders of at least 10% in principal amount of the outstanding Debt Securities of such series, in any such case upon notice given as provided in such Indenture. Except for any consent that must be given by the holder of each Debt Security affected by certain modifications and amendments of an Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with an Indenture will be binding on all holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding Debt Securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding Debt Securities of such series will constitute a quorum.

     Notwithstanding the foregoing provisions, the Indentures provide that if any action is to be taken at a meeting of holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that such Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding Debt Securities affected thereby, or of the holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting; and (ii) the principal amount of the outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such Indenture.

SUBORDINATION

     Unless otherwise provided in the applicable Prospectus Supplement, Subordinated Securities will be subject to the following subordination provisions.

     Upon any distribution to creditors of the Operating Partnership in a liquidation, dissolution or reorganization, the payment of the principal of and interest on any Subordinated Securities will be subordinated to the extent provided in the applicable Indenture in right of payment to the prior payment in full of all Senior Debt (as defined below), but the obligation of the Operating Partnership to make payments of the principal of and interest on such Subordinated Securities will not otherwise be affected. No payment of principal or interest will be permitted to be made on Subordinated Securities at any time if a default on Senior Debt exists that permits the holders of such Senior Debt to accelerate its maturity and the default is the subject of judicial proceedings or the Operating Partnership receives notice of the default. After all Senior Debt is paid in full and until the Subordinated Securities are paid in full, holders will be subrogated to the rights of holders of Senior Debt to the extent that distributions otherwise payable to holders have been applied to the payment of Senior Debt. The Subordinated Indenture will not restrict the amount of Senior Debt or other indebtedness of the Operating Partnership and its subsidiaries. As a result of these subordination provisions, in the event of a distribution of assets upon insolvency, holders of Subordinated Securities may recover less, ratably, than general creditors of the Operating Partnership.

     Senior Debt will be defined in the applicable Indenture as the principal of and interest on, or substantially similar payments to be made by the Operating Partnership in respect of, the following, whether outstanding at the date of execution of the applicable Indenture or thereafter incurred, created or assumed: (i) indebtedness of the Operating Partnership for money borrowed or represented by purchase-money obligations; (ii) indebtedness of the Operating Partnership evidenced by notes, debentures, bonds, or other securities issued under the provisions of an indenture, fiscal agency agreement or other agreement; (iii) obligations of the Operating Partnership as lessee under leases of property either made as part of any sale and leaseback transaction to which the Operating Partnership is a party or otherwise; (iv) indebtedness, obligations and liabilities of others in respect of which the Operating Partnership is liable contingently or otherwise to pay or advance money or property or as guarantor, endorser or otherwise or which the Operating Partnership has agreed to purchase or otherwise acquire; and (v) any binding commitment of the Operating Partnership to fund any real estate investment or to fund any investment in any entity making such real estate investment, in each case other than (A) any such indebtedness, obligation or liability referred to in clauses (i) through (iv) above as to which, in the instrument creating or evidencing the same pursuant to which the same is outstanding, it is provided that such indebtedness, obligation or liability is not superior in right of payment to the Subordinated Securities or ranks pari passu with the Subordinated Securities; (B) any such indebtedness, obligation or liability which is subordinated to indebtedness of the Operating Partnership to substantially the same extent as or to a greater extent than the Subordinated Securities are subordinated; and (C) the Subordinated Securities. There will not be any restrictions in any Indenture relating to Subordinated Securities upon the creation of additional Senior Debt.

     If this Prospectus is being delivered in connection with a series of Subordinated Securities, the accompanying Prospectus Supplement or the information incorporated herein by reference will set forth the approximate amount of Senior Debt outstanding as of the end of the Operating Partnership's most recent fiscal quarter.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     Unless otherwise indicated in the applicable Prospectus Supplement, the Operating Partnership will be permitted, at its option, to discharge certain obligations to holders of any series of Debt Securities issued under any Indenture that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

     The Indentures provide that, unless otherwise indicated in the applicable Prospectus Supplement, the Operating Partnership may elect either (i) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities, to hold moneys for payment in trust) ("defeasance"), or (ii) to be released from its obligations with respect to such Debt Securities under the applicable Indenture (being the restrictions described under "-- Certain Covenants") or, if provided in the applicable Prospectus Supplement, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute an event of default with respect to such Debt Securities ("covenant defeasance"), in either case upon the irrevocable deposit by the Operating Partnership with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

     Such a trust will only be permitted to be established if, among other things, the Operating Partnership has delivered to the applicable Trustee an opinion of counsel (as specified in the applicable Indenture) to the effect that the holders of such Debt Securities will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling received from or published by the Internal Revenue Service (the "IRS") or a change in applicable United States Federal income tax law occurring after the date of the Indenture. In the event of such defeasance, the holders of such Debt Securities would thereafter be able to look only to such trust fund for payment of principal (and premium, if any) and interest.

     "Government Obligations" means securities that are (i) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged; or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided, however that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

     Unless otherwise provided in the applicable Prospectus Supplement, if after the Operating Partnership has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (i) the holder of a Debt Security of such series is entitled to, and does, elect pursuant to the applicable Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security; or (ii) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community; (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities; or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

     In the event the Operating Partnership effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any event of default other than the event of default described in clause (iv) under "-- Events of Default, Notice and Waiver" with respect to specified sections of an Indenture (which sections would no longer be applicable to such Debt Securities) or described in clause (vii) under "-- Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the applicable Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their stated maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such event of default. However, the Operating Partnership would remain liable to make payment of such amounts due at the time of acceleration.

     The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

NO CONVERSION RIGHTS

     The Debt Securities will not be convertible into or exchangeable for any shares of beneficial interest of the Company or any equity interest in the Operating Partnership.

PAYMENT

     Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and applicable premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, the address of which will be stated in the applicable Prospectus Supplement; provided that, at the option of the Operating Partnership, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States.

     All moneys paid by the Operating Partnership to a paying agent or a Trustee for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to the Operating Partnership, and the holder of such Debt Security thereafter may look only to the Operating Partnership for payment thereof.

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.

                        DESCRIPTION OF PREFERRED SHARES

     The description of the Company's Preferred Shares set forth below does not purport to be complete and is qualified in its entirety by reference to the Company's Amended and Restated Declaration of Trust (the "Declaration of Trust") and Second Amended and Restated Bylaws (the "Bylaws"), as in effect.

GENERAL

     Under the Declaration of Trust, the Company has authority to issue up to 161,000,000 shares of beneficial interest, consisting of 100,000,000 Common Shares, par value $.01 per share, 51,000,000 excess shares of beneficial interest, par value $.01 per share ("Excess Shares"), and 10,000,000 Preferred Shares, par value $.01 per share. At July 24, 1997, the Company had outstanding 4,600,000 shares of 8.30% Series A Cumulative Redeemable Preferred Shares. No other Preferred Shares were outstanding as of the date of this Prospectus. Preferred Shares may be issued from time to time, in one or more series, as authorized by the Board of Trustees of the Company. Prior to issuance of shares of each series, the Board of Trustees is required by the Maryland General Corporation Law ("MGCL") and the Company's Declaration of Trust to fix for each series, subject to the provisions of the Company's Declaration of Trust regarding Excess Shares, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, as are permitted by Maryland law. The Preferred Shares will, when issued, be fully paid and nonassessable and will have no preemptive rights. The Board of Trustees could authorize the issuance of Preferred Shares with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of Common Shares might believe to be in their best interests or in which holders of some, or a majority, of the Common Shares might receive a premium for their shares over the then market price of such Common Shares.

TERMS

     The following description of the Preferred Shares sets forth the material terms and provisions of the Preferred Shares to which any Prospectus Supplement may relate. The statements below describing the Preferred Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's Declaration of Trust and Bylaws and any applicable amendment to the Declaration of Trust designating terms of a series of Preferred Shares (a "Designating Amendment").

     Reference is made to the Prospectus Supplement relating to the Preferred Shares offered thereby for specific terms, including:

          (1) The title and stated value of such Preferred Shares;

          (2) The number of Preferred Shares offered, the liquidation preference per share and the offering price of such Preferred Shares;

          (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Shares;

          (4) The date from which dividends on such Preferred Shares shall accumulate, if applicable;

          (5) The procedures for any auction and remarketing, if any, for such Preferred Shares;

          (6) The provision for a sinking fund, if any, for such Preferred
     Shares;

          (7) The provision for redemption, if applicable, of such Preferred Shares;

          (8) Any listing of such Preferred Shares on any securities exchange;

          (9) The terms and conditions, if applicable, upon which such Preferred Shares will be convertible into Common Shares, including the conversion price or rate (or manner of calculation thereof);

          (10) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Shares;

          (11) A discussion of Federal income tax considerations applicable to such Preferred Shares;

          (12) The relative ranking and preference of such Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

          (13) Any limitations on issuance of any series of Preferred Shares ranking senior to or on a parity with such series of Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

          (14) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

RANK

     Unless otherwise specified in the Prospectus Supplement, the Preferred Shares will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Shares of the Company, and to all equity securities ranking junior to such Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; (ii) on a parity with all equity securities issued by the Company, the terms of which specifically provide that such equity securities rank on a parity with the Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; and (iii) junior to all equity securities issued by the Company, the terms of which specifically provide that such equity securities rank senior to the Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company. The term "equity securities" does not include convertible debt securities.

DIVIDENDS

     Holders of the Preferred Shares of each series will be entitled to receive, when, as and if declared by the Board of Trustees of the Company, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the Board of Trustees of the Company.

     Dividends on any series of the Preferred Shares may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Trustees of the Company fails to declare a dividend payable on a dividend payment date on any series of the Preferred Shares for which dividends are non-cumulative, then the holders of such series of the Preferred Shares will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

     If Preferred Shares of any series are outstanding, no dividends will be declared or paid or set apart for payment on any shares of beneficial interest of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Shares of such series for any period unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Shares of such series for all past dividend periods and the then current dividend period; or (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Shares of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Shares of any series and the shares of any other series of Preferred Shares ranking on a parity as to dividends with the Preferred Shares of such series, all dividends declared upon Preferred Shares of such series and any other series of Preferred Shares ranking on a parity as to dividends with such Preferred Shares shall be declared pro rata so that the amount of dividends declared per share of Preferred Shares of such series and such other series of Preferred Shares shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Shares of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Shares does not have a cumulative dividend) and such other series of Preferred Shares bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Shares of such series which may be in arrears.

     Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period; and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, no dividends (other than in Common Shares or other shares of beneficial interest ranking junior to the Preferred Shares of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Shares, or any other shares of beneficial interest of the Company ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation, nor shall any Common Shares, or any other shares of beneficial interest of the Company ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other shares of beneficial interest of the Company ranking junior to the Preferred Shares of such series as to dividends and upon liquidation).

     Any dividend payment made on a series of Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remain payable.

REDEMPTION

     If so provided in the applicable Prospectus Supplement, the Preferred Shares will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

     The Prospectus Supplement relating to a series of Preferred Shares that is subject to mandatory redemption will specify the number of such Preferred Shares that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Shares do not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Shares of any series is payable only from the net proceeds of the issuance of shares of beneficial interest of the Company, the terms of such Preferred Shares may provide that, if no such shares of beneficial interest shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Shares shall automatically and mandatorily be converted into the applicable shares of beneficial interest of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

     Notwithstanding the foregoing, unless (i) if a series of Preferred Shares has a cumulative dividend, full cumulative dividends on all Preferred Shares of such series shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period; and (ii) if a series of Preferred Shares does not have a cumulative dividend, full dividends on all of the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no Preferred Shares of such series shall be redeemed unless all outstanding Preferred Shares of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares of such series. In addition, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all outstanding shares of such series of Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period; and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any Preferred Shares of such series (except by conversion into or exchange for shares of beneficial interest of the Company ranking junior to the Preferred Shares of such series as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares of such series.

     If fewer than all of the outstanding Preferred Shares of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by any other equitable manner determined by the Company.

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Shares of any series to be redeemed at the address shown on the stock transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Shares to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Shares are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the Preferred Shares of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of Preferred Shares to be redeemed from each such holder. If notice of redemption of any Preferred Shares has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Preferred Shares so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Shares, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Shares or any other class or series of shares of beneficial interest of the Company ranking junior to the Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Shares shall be entitled to receive out of assets of the Company legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share, if any, set forth in the applicable Prospectus Supplement, plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid noncumulative dividends for prior dividend periods). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Shares will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Shares and the corresponding amounts payable on all other classes or series of shares of beneficial interest of the Company ranking on a parity with the Preferred Shares in the distribution of assets, then the holders of the Preferred Shares and all other such classes or series of shares of beneficial interest shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If liquidating distributions shall have been made in full to all holders of Preferred Shares, the remaining assets of the Company shall be distributed among the holders of any other classes or series of shares of beneficial interest ranking junior to the Preferred Shares upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

     Holders of the Preferred Shares will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

     Unless provided otherwise for any series of Preferred Shares, so long as any Preferred Shares of a series remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the Preferred Shares of such series outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares of beneficial interest ranking prior to such series of Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized shares of beneficial interest of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Company's Declaration of Trust or the Designating Amendment for such series of Preferred Shares, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Shares or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Preferred Shares remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Shares, and provided further that (A) any increase in the amount of the authorized Preferred Shares or the creation or issuance of any other series of Preferred Shares, or (B) any increase in the amount of authorized shares of such series or any other series of Preferred Shares, in each case ranking on a parity with or junior to the Preferred Shares of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Shares shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which any series of Preferred Shares is convertible into Common Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of Common Shares into which the Preferred Shares are convertible, the conversion price or rate (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Shares or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Shares.

RESTRICTIONS ON OWNERSHIP

     For the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of the Company's outstanding equity securities, including any Preferred Shares of the Company. Therefore, the Designating Amendment for each series of Preferred Shares may contain provisions restricting the ownership and transfer of the Preferred Shares. The applicable Prospectus Supplement will specify any additional ownership limitation relating to a series of Preferred Shares. See "Limits on Ownership of Shares of Beneficial Interest."

TRANSFER AGENT

     The transfer agent and registrar for the Preferred Shares will be set forth in the applicable Prospectus Supplement.

                          DESCRIPTION OF COMMON SHARES

     The description of the Company's Common Shares set forth below does not purport to be complete and is qualified in its entirety by reference to the Company's Declaration of Trust and Bylaws, as in effect.

GENERAL

     Under the Declaration of Trust, the Company has authority to issue 100,000,000 Common Shares, par value $.01 per share. At July 24, 1997, the Company had outstanding 19,433,076 Common Shares. In addition, on such date 3,528,232 Units were outstanding (other than those held directly or indirectly by the Company) and may be exchanged for Common Shares on a one-for-one basis. All Common Shares offered hereby will, when issued, be duly authorized, fully paid and nonassessable.

TERMS

     The following description of the Company's Common Shares sets forth the material terms and provisions of the Common Shares to which any Prospectus Supplement may relate. Subject to the preferential rights of any other shares or series of shares of beneficial interest and to the provisions of the Company's Declaration of Trust regarding Excess Shares, holders of Common Shares will be entitled to receive distributions on Common Shares if, as and when authorized and declared by the Board of Trustees of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company.

     Subject to the provisions of the Company's Declaration of Trust regarding Excess Shares, each outstanding Common Share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as otherwise required by law or except as provided with respect to any other class or series of shares of beneficial interest, the holders of Common Shares will possess exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding Common Shares can elect all of the trustees then standing for election, and the holders of the remaining Common Shares will not be able to elect any trustee.

     Holders of Common Shares have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any securities of the Company.

     Subject to the provisions of the Company's Declaration of Trust regarding Excess Shares, all Common Shares will have equal dividend, distribution, liquidation and other rights, and will have no preference, appraisal or exchange rights.

     The Company's Declaration of Trust provides that the Company cannot merge with or sell all or substantially all of the assets of the Company, except pursuant to a resolution approved by shareholders holding a majority of the shares entitled to vote on the resolution. In addition, the partnership agreement of the Operating Partnership requires that any merger or sale of all or substantially all of the assets of the Operating Partnership be approved by partners holding 75% of the Units.

RESTRICTIONS ON OWNERSHIP

     For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of the Company's outstanding equity securities. See "Limits on Ownership of Shares of Beneficial Interest."

TRANSFER AGENT

     The transfer agent and registrar for the Common Shares is BankBoston, N.A., Boston, Massachusetts.

                            DESCRIPTION OF WARRANTS

     The Company has no Warrants or other share purchase rights outstanding (other than options issued under the Company's Second Amended and Restated 1994 Share Option and Incentive Plan, as amended). The Company may issue Warrants for the purchase of Preferred Shares or Common Shares. Warrants may be issued independently, together with any other Securities offered by any Prospectus Supplement or through a dividend or other distribution to the Company's shareholders and may be attached to or separate from such Securities. Warrants may be issued under a warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreement will be set forth in the applicable Prospectus Supplement.

     The applicable Prospectus Supplement will describe the terms of the Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following: (1) the title of such Warrants; (2) the aggregate number of such Warrants; (3) the price or prices at which such Warrants will be issued; (4) the designation, number and terms of the Preferred Shares or Common Shares purchasable upon exercise of such Warrants; (5) the designation and terms of the other Securities, if any, with which such Warrants are issued and the number of such Warrants issued with each such Security: (6) the date, if any, on and after which such warrants and the related Preferred Shares or Common Shares, if any, will be separately transferable; (7) the price at which each Preferred Share or Common Share purchasable upon exercise of such Warrants may be purchased; (8) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (9) the minimum or maximum amount of such Warrants which may be exercised at any one time; (10) information with respect to book-entry procedures, if any; (11) a discussion of certain Federal income tax considerations; and (12) any other terms of such Warrants, including terms, procedures and limitations relating to the transferability, exchange and exercise of such Warrants.

              LIMITS ON OWNERSHIP OF SHARES OF BENEFICIAL INTEREST

     For the Company to qualify as a REIT under the Code, among other things, not more than 50% in value of its outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year (other than the first year), and such shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year) or during a proportionate part of a shorter taxable year. In order to protect the Company against the risk of losing its status as a REIT due to a concentration of ownership among its shareholders, the Declaration of Trust provides that no holder (other than persons approved by the trustees at their option and in their discretion) may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (the "Ownership Limit") of the Company's shares of beneficial interest. The Board of Trustees does not expect that it would waive the Ownership Limit in the absence of the ruling from the IRS or an opinion of counsel satisfactory to it that the changes in ownership will not then or in the future jeopardize the Company's status as a REIT. Any transfer of shares of beneficial interest (including warrants) or any security convertible into shares of beneficial interest that would create a direct or indirect ownership of shares of beneficial interest in excess of the Ownership Limit or that would result in the disqualification of the Company as a REIT, including any transfer that results in the shares of beneficial interest being owned by fewer than 100 persons or that results in the Company being "closely held" within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the shares of beneficial interest. The foregoing restrictions on transferability and ownership will not apply if the Board of Trustees determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT. In addition, the foregoing restrictions do not apply with respect to an offeror in the event of an all cash tender offer by it which has been accepted by at least two-thirds of the Company's outstanding shares.

     Shares of beneficial interest owned, or deemed to be owned, or transferred to a shareholder in excess of the Ownership Limit will automatically be exchanged for Excess Shares that will be transferred, by operation of law, to the Company as trustee of a trust for the exclusive benefit of the transferees to whom such shares of beneficial interest may be ultimately transferred without violating the Ownership Limit. While the Excess Shares are held in trust, they will not be entitled to vote, they will not be considered for purposes of any shareholder vote or the determination of a quorum for such vote, and, except upon liquidation, they will not be entitled to participate in dividends or other distributions. Any dividend or distribution paid to a proposed transferee of Excess Shares prior to the discovery by the Company that shares of beneficial interest have been transferred in violation of the provisions of the Company's Declaration of Trust shall be repaid to the Company upon demand. The Excess Shares are not treasury shares, but rather constitute a separate class of issued and outstanding shares of beneficial interest of the Company. The original transferee-shareholder may, at any time the Excess Shares are held by the Company in trust, transfer the interest in the trust representing the Excess Shares to any individual whose ownership of the shares of beneficial interest exchanged into such Excess Shares would be permitted under the Ownership Limit, at a price not in excess of the price paid by the original transferee-shareholder for the shares of beneficial interest that were exchanged for Excess Shares. Immediately upon the transfer to the permitted transferee, the Excess Shares will automatically be exchanged for shares of beneficial interest of the class from which they were converted. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Excess Shares may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring the Excess Shares and to hold the Excess Shares on behalf of the Company.

     In addition to the foregoing transfer restrictions, the Company will have the right, for a period of 90 days during the time any Excess Shares are held by the Company in trust, to purchase all or any portion of the Excess Shares from the original transferee-shareholder for the lesser of the price paid for the shares of beneficial interest by the original transferee-shareholder or the market price (as determined in the manner set forth in the Declaration of Trust) of the shares of beneficial interest on the date the Company exercises its option to purchase. The 90-day period begins on the date of the violative transfer if the original transferee-shareholder gives notice to the Company of the transfer or, if no such notice is given, the date the Board of Trustees determines that a violative transfer has been made.

     Every owner of more than 5% (or such lower percentage as required by the Code or regulations thereunder) of the issued and outstanding Common Shares must file a written notice with the Company containing the information specified in the Declaration of Trust no later than January 30 of each year. Each shareholder shall upon demand be required to disclose to the Company in writing any information with respect to the direct, indirect and constructive ownership of beneficial interests as the Board of Trustees deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

     This ownership limitation may have the effect of precluding acquisition of control of the Company unless the Board of Trustees determines that maintenance of REIT status is no longer in the best interests of the Company.

                   CERTAIN PROVISIONS OF MARYLAND LAW AND OF
                 THE COMPANY'S DECLARATION OF TRUST AND BYLAWS

     The following summary of certain provisions of Maryland law and the Company's Declaration of Trust and Bylaws does not purport to be complete and is qualified by reference to Maryland law and the Company's Declaration of Trust and Bylaws.

MARYLAND BUSINESS COMBINATION STATUTE

     The MGCL establishes special requirements with respect to "business combinations" between Maryland corporations and "interested shareholders" unless exemptions are applicable. Among other things, the law prohibits for a period of five years a merger and other specified or similar transactions between a company and an interested shareholder and requires a supermajority vote for such transactions after the end of the five-year period.

     "Interested shareholders" are all persons owning beneficially, directly or indirectly, more than 10% of the outstanding voting stock of the Maryland corporation. "Business combinations" include any merger or similar transaction subject to a statutory vote and additional transactions involving transfers of assets or securities in specified amounts to interested shareholders or their affiliates. Unless an exemption is available, transactions of these types may not be consummated between a Maryland corporation and an interested shareholder or its affiliates for a period of five years after the date on which the shareholder first became an interested shareholder. Thereafter, the transaction may not be consummated unless recommended by the Board of Trustees and approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding voting shares and 66 2/3% of the votes entitled to be cast by all holders of outstanding voting shares other than the interested shareholder. A business combination with an interested shareholder that is approved by the Board of Trustees of a Maryland corporation at any time before an interested shareholder first becomes an interested shareholder is not subject to the special voting requirements. An amendment to a Maryland corporation's charter electing not to be subject to the foregoing requirements must be approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding voting shares and 66 2/3% of the votes entitled to be cast by holders of outstanding voting shares who are not interested shareholders. Any such amendment is not effective until 18 months after the vote of shareholders and does not apply to any business combination of a corporation with a shareholder who was an interested shareholder on the date of the shareholder vote.

MARYLAND CONTROL SHARE ACQUISITION STATUTE

     The MGCL provides that "control shares" of a Maryland REIT acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of beneficial interest owned by the acquiror or by officers of trustees who are employees of the trust. "Control shares" are voting shares of beneficial interest which, if aggregated with all other such shares of beneficial interest previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority of all voting power. Control shares do not include shares of beneficial interest the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider voting rights for the shares. If no request for a meeting is made, the trust may itself present the question at any shareholders meeting.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the trust may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares of beneficial interest entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares of beneficial interest as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

     The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction, or to acquisitions approved or exempted by the declaration of trust or bylaws of the trust.

     The business combination statute and the control share acquisition statute could have the effect of discouraging offers to acquire the Company and of increasing the difficulty of consummating any such offer.

LIMITATION OF SHAREHOLDER'S LIABILITY

     Under Maryland law, shareholders generally are not responsible for the corporation's debts or obligations, and the Company's Declaration of Trust specifically provides that no shareholder of the Company will be personally liable for any obligations of the Company. The Company's Bylaws further provide that the Company shall indemnify each shareholder against any claim or liability to which the shareholder may become subject by reason of his or her being or having been a shareholder, and that the Company shall reimburse each shareholder for all legal and other expenses reasonably incurred by him or her in connection with any such claim or liability. However, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, the shareholder may, in some jurisdictions, including Texas, be personally liable to the extent that such claims are not satisfied by the Company. Inasmuch as the Company will carry public liability insurance which it considers adequate, any risk of personal liability to shareholders is limited to situations in which the Company's assets plus its insurance coverage would be insufficient to satisfy the claims against the Company and its shareholders.

LIMITATION OF TRUSTEES' AND OFFICERS' LIABILITY

     Under Maryland law a REIT formed in Maryland is permitted to limit, by provision in its declaration of trust, the liability of trustees and officers so that no trustee or officer of the Company shall be liable to the Company or to any shareholder for money damages except to the extent that (i) the trustee or officer actually received an improper benefit in money, property, or services, for the amount of the benefit or profit in money, property, or services actually received, or (ii) a judgment or other final adjudication adverse to the trustee or officer is entered in a proceeding based on a finding in a proceeding that the trustee's or officer's action was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Company's Declaration of Trust has incorporated the provisions of such law limiting the liability of trustees and officers. GGPI's Articles of Incorporation contain similar provisions that are consistent with Texas law.

     The Company's Bylaws require it to indemnify, to the full extent of Maryland law, any present or former trustee or officer (and such person's spouse and children) (an "Indemnitee") who is or was a party or threatened to be made a party to any proceeding by reason of his or her service in that capacity, against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the proceeding, provided that the Company shall have received a written affirmation by the Indemnitee that he or she has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws. The Company shall not be required to indemnify an Indemnitee if (a) it is established that (i) the Indemnitee's act or omission was committed in bad faith or was the result of active or deliberate dishonesty, (ii) the Indemnitee actually received an improper personal benefit in money, property or services or
(iii) in the case of a criminal proceeding, the Indemnitee had reasonable cause to believe that the Indemnitee's act or omission was unlawful, (b) the proceeding was initiated by the Indemnitee, (c) the Indemnitee received payment for such expenses pursuant to insurance or otherwise or (d) the proceeding arises under Section 16 of the Securities Exchange Act of 1934, as amended. Pursuant to the Bylaws, the Indemnitee is required to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met. The Company's Bylaws also permit the Company to provide such other and further indemnification or payment or reimbursement of expenses as may be permitted by the MGCL or to which the Indemnitee may be entitled. GGPI's bylaws contain similar provisions that are consistent with Texas law.

INDEMNIFICATION AGREEMENTS

     Each of the Company's officers and trustees (the "Indemnitees") has entered into an indemnification agreement with the Company, the Operating Partnership and GGPI (the "Indemnitors"). The indemnification agreements require, among other things, that the Indemnitors indemnify the Indemnitees to the fullest extent permitted by law and advance to the Indemnitees all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, the Indemnitors also must indemnify and advance all expenses incurred by Indemnitees seeking to enforce their rights under the indemnification agreements, and cover the Indemnitees under the Company's trustees' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in the Declaration of Trust and the Bylaws, it provides greater assurance to trustees and officers that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by the Board of Trustees or by the Company's shareholders to eliminate the rights it provides.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general summary of the material federal income tax considerations associated with an investment in the Securities. The following discussion is not exhaustive of all possible tax considerations and is not tax advice. Moreover, this summary does not deal with all tax aspects that might be relevant to a particular prospective shareholder in light of his/her personal circumstances; nor does it deal with particular types of shareholders that are subject to special treatment under the Code, such as insurance companies, financial institutions and broker-dealers. The Code provisions governing the Federal income tax treatment of REITs are highly technical and complex, and this summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof. The following discussion is based on current law and on certain representations from the Company concerning its compliance with the requirements for qualification as a REIT.

     EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR, WITH RESPECT TO SUCH INVESTOR'S SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE PURCHASE, HOLDING AND SALE OF THE SECURITIES IN THE COMPANY.

FEDERAL INCOME TAXATION OF THE COMPANY

     In the opinion of Goodwin, Procter & Hoar LLP, tax counsel to the Company, commencing with the Company's first taxable year ended December 31, 1994, the Company has been organized in conformity with the requirements for qualification as a "real estate investment trust" under the Code, and its method of operation will enable it to continue to meet the requirements for qualification and taxation as a "real estate investment trust" under the Code, provided that the Company operated and continues to operate in accordance with various assumptions and factual representations made by the Company concerning its business, properties and operations. No assurance can be given, however, that such requirements have been or will continue to be met. Such qualification depends upon the Company's having met and continuing to meet the various requirements imposed under the Code through actual operating results, as discussed below. Goodwin, Procter & Hoar LLP has relied on the Company's representations regarding its operations and has not and will not review these operating results. Accordingly, no assurance can be given that actual operating results will meet these requirements.

     If the Company has qualified and continues to qualify for taxation as a REIT, it generally will not be subject to federal corporate income taxes on that portion of its ordinary income or capital gain that is currently distributed to shareholders. The REIT provisions of the Code generally allow a REIT to deduct dividends paid to its shareholders. This deduction for dividends paid to shareholders substantially eliminates the federal "double taxation" on earnings (once at the corporate level when earned and once again at the shareholder level when distributed) that usually results from investments in a corporation.

     Even if the Company qualifies for taxation as a REIT, however, the Company will be subject to Federal income tax, as follows: First, the Company will be taxed at regular corporate rates on its undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax." Third, if the Company has net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property other than foreclosure property held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy either the 75% or 95% gross income test (discussed below) but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by a fraction intended to reflect the Company's profitability. Sixth, if the Company fails to distribute during each year at least the sum of (i) 85% of its ordinary income for such year, (ii) 95% of its capital gain net income for such year and (iii) any undistributed taxable income from prior periods, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company should acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a carryover-basis transaction and the Company subsequently recognizes gain on the disposition of such asset during the ten-year period (the "Recognition Period") beginning on the date on which the asset was acquired by the Company, then, to the extent of the excess of (a) the fair market value of the asset as of the beginning of the applicable Recognition Period over (b) the Company's adjusted basis in such asset as of the beginning of such Recognition Period (the "Built-In Gain"), such gain will be subject to tax at the highest regular corporate rate, pursuant to guidelines issued by the IRS (the "Built-in Gain Rules").

REQUIREMENTS FOR QUALIFICATION

     The Company elected to be taxable as a REIT for its taxable year ended December 31, 1994, and in order to have so qualified, it must have met and continued to meet the requirements discussed below, relating to the Company's organization, sources of income, nature of assets and distributions of income to shareholders.

     Organizational Requirements. The Code defines a REIT as a corporation, trust or association: (i) that is managed by one or more trustees or directors,
(ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest, (iii) that would be taxable as a domestic corporation but for the REIT requirements, (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code, (v) the beneficial ownership of which is held by 100 or more persons, and (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly through the application of certain attribution rules, by five or fewer individuals (as defined in the Code to include certain entities). In addition, certain other tests, described below, regarding the nature of its income and assets also must be satisfied. The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (v) and
(vi) (the "100 shareholder" and "five or fewer" requirements) will not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of conditions (v) and (vi), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception in the case of condition (vi).

     The Company's Declaration of Trust currently includes certain restrictions regarding transfers of Common Shares and Preferred Shares, which restrictions are intended (among other things) to assist the Company in continuing to satisfy conditions (v) and (vi) above. In rendering its opinion that the Company is organized and operated in a manner that has allowed the Company to qualify as a REIT, Goodwin, Procter & Hoar LLP is relying on representations of the Company that the ownership of its Common Shares and Preferred Shares will satisfy the "five or fewer" requirement. There can be no assurance, however, that the restrictions in the Declaration of Trust will, as a matter of law, preclude the Company from failing to satisfy these conditions or that a transfer in violation of these restrictions would not cause the Company to fail these conditions.

     In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. The Company has a calendar year taxable year.

     If a REIT owns a "qualified REIT subsidiary," the Code provides that the qualified REIT subsidiary is disregarded for Federal income tax purposes, and all assets, liabilities, and items of income, deduction and credit of the qualified REIT subsidiary are treated as assets, liabilities and such items of the REIT itself. A "qualified REIT subsidiary" is a corporation all of the shares of beneficial interest of which have been owned by the REIT from the commencement of such corporation's existence. GGPI, the general partner of the Operating Partnership and certain other entities organized to serve as the general partner of special purpose limited partnerships are "qualified REIT subsidiaries". Thus, all of the assets, liabilities, and items of income, deduction and credit of GGPI and the other "qualified REIT subsidiaries" will be treated as assets and liabilities and items of income, deduction and credit of the Company. Unless the context requires otherwise, all references to the "Company" in this "Federal Income Tax Considerations" section refer to Gables Residential Trust and its qualified REIT subsidiaries, GGPI, Candlewood Gen Par, Inc. and GRT Villas Gen Par, Inc., the successor to Candle Creek, Inc.

     In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership (as determined based on the REIT's capital interest in the partnership) and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and asset tests. Thus, the Company's proportionate share of the assets, liabilities and items of income of the Operating Partnership (including the Operating Partnership's share of the assets and liabilities and items of income with respect to any partnership in which it holds an interest, and any other entity taxable as a partnership for federal income tax purposes in which it holds an interest) will be treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described herein.

     Income Tests. To maintain qualification as a REIT, three gross income requirements must be satisfied annually.

     - First, at least 75% of the Company's gross income, excluding gross income from certain dispositions of property held primarily for sale to customers in the ordinary course of a trade or business ("prohibited transactions"), for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments.

     - Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments and from dividends, interest and gain from the sale or disposition of stock or securities or from any combination of the foregoing.

     - Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain from the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year.

     Rents received or deemed to be received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met.

     - First, the amount of rent generally must not be based in whole or in part on the income or profits of any person.

     - Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an owner of 10% or more of the REIT, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant").

     - Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as "rents from real property."

     - Finally, for rents to qualify as "rents from real property" the REIT must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor who is adequately compensated and from whom the REIT does not derive any income; provided, however, that a REIT may provide services with respect to its properties and the income will qualify as "rents from real property" if the services are "usually or customarily rendered" in connection with the rental of room or other space for occupancy only and are not otherwise considered "rendered to the occupant."

     The Company has not charged, and does not anticipate charging rent that is based in whole or in part on the income or profits of any person. The Company has not derived, and does not anticipate deriving, rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents.

     The Company has provided and will provide certain services with respect to the Communities. The Company believes that the services with respect to the Communities that have been and will be provided by it are usually or customarily rendered in connection with the rental of space for occupancy only and are not otherwise rendered to particular tenants and therefore that the provision of such services has not and will not cause rents received with respect to the Communities to fail to qualify as rents from real property. The Company believes that services with respect to the Communities that the Company believes may not be provided by the Company directly without jeopardizing the qualification of rent as "rents from real property" have been and will be performed by independent contractors (which do not include the Management Companies, as defined below).

     Generally the Management Company receives fees in consideration of the performance of property management services with respect to properties owned by third parties. Any such fee income is taxable to the Management Company.

     The Operating Partnership has received and may continue to receive certain types of income with respect to the properties it owns that will not qualify for the 30%, 75% or 95% gross income tests, including rent with respect to certain apartment units leased to certain of the Management Companies (as defined below), which constitutes non-qualifying rent from Related Party Tenants and which does not qualify for the 75% and 95% gross income tests. In addition, interest payments on the certain notes of the Management Companies held by the Operating Partnership and dividends on the Operating Partnership's stock in the Management Companies will not qualify under the 75% gross income test. The Company believes, however, that the aggregate amount of such fees and other non-qualifying income in any taxable year will not cause the Company to exceed the limits on non-qualifying income under the REIT gross income tests.

     If the Company fails to satisfy one or both of the 75% or 95% gross income test for any taxable year, it may nevertheless qualify as a REIT for that year if it is eligible for relief under certain provisions of the Code.

These relief provisions will be generally available if (i) the Company's failure to meet these tests was due to reasonable cause and not due to willful neglect,
(ii) the Company attaches a schedule of the sources of its income to its Federal income tax return and (iii) any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether, in all circumstances, the Company would be entitled to the benefit of these relief provisions. For example, if the Company fails to satisfy the gross income tests because nonqualifying income that the Company intentionally incurs exceeds the limits on such income, the IRS could conclude that the Company's failure to satisfy the tests was not due to reasonable cause. As discussed above in "Federal Income Tax Considerations -- Federal Income Taxation of the Company," even if these relief provisions apply, a tax would be imposed with respect to the excess net income. No similar mitigation provision provides relief if the Company fails the 30% income test, and in such case, the Company will cease to qualify as a REIT.

     Asset Tests. At the close of each quarter of its taxable year, the Company also must satisfy three tests relating to the nature and diversification of its assets.

     - First, at least 75% of the value of the Company's total assets must be represented by real estate assets, cash, cash items and government securities.

     - Second, no more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class.

     - Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets (the "5% test"), and the Company may not own more than 10% of any one issuer's outstanding voting securities.

     The Operating Partnership owns 100% of the nonvoting stock and 1% of the voting stock of certain corporations (the "Management Companies") which do not qualify as "qualified REIT subsidiaries." By virtue of its ownership of limited partnership units of the Operating Partnership ("Units"), the Company will be considered to own its pro rata share of such stock. Neither the Company nor the Operating Partnership, however, owns more than 1% of the voting securities of any Management Company. In addition, the Company and its senior management do not believe that the Company's pro rata share of the value of the securities of any of the Management Companies exceeds 5% of the total value of the Company's assets. The Company's belief is based in part upon its analysis of the estimated value of the securities of the Management Companies owned by the Operating Partnership relative to the estimated value of the other assets owned by the Operating Partnership. No independent appraisals have been obtained to support this conclusion. There can be no assurance that the IRS might not contend that the value of such securities of a Management Company held by the Company (through the Operating Partnership) exceeds the 5% value limitation.

     The 5% test referred to above generally must be met for any quarter in which the Company acquires securities of an issuer. Thus, the 5% value requirement must be satisfied not only on the date the Company acquires equity and debt securities of the Management Companies, but also each time the Company increases its ownership of such securities of the Management Companies (including as a result of increasing its interest in the Operating Partnership as limited partners exercise their redemption rights). Although the Company plans to take steps to ensure that it satisfies the 5% value test for any quarter with respect to which retesting is to occur, there can be no assurance that such steps will always be successful or will not require a reduction in the Company's overall interest in a Management Company.

     After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Company intends to maintain and believes that it has maintained adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance.

     Annual Distribution Requirements. In order to be taxed as a REIT, the Company is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to

(a) the sum of (i) 95% of the Company's "REIT taxable income" (computed without regard to the dividends-paid deduction and the Company's capital gain) and (ii) 95% of the net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property, minus (b) the sum of certain items of non-cash income. Such distribution must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its Federal income tax return for such year and if paid on or before the first regular dividend payment after such declaration. Even if the Company satisfies the foregoing distribution requirements, to the extent that the Company does not distribute all of its net capital gain or "REIT taxable income" as adjusted, it will be subject to tax thereon at regular capital gains or ordinary corporate tax rates. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (a) 85% of its ordinary income for that year, (b) 95% of its capital gain net income for that year and
(c) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. In addition, during its Recognition Period, if the Company disposes of any asset subject to the Built-In Gain Rules, the Company will be required, pursuant to guidance issued by the IRS, to distribute at least 95% of the Built-In Gain (after tax), if any, recognized on the disposition of the asset.

     The Company believes it has made and intends to continue to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the Operating Partnership's partnership agreement authorizes GGPI, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements.

     It is expected that the Company's REIT taxable income has been and will be less than its cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, the Company anticipates that it will generally have sufficient cash or liquid assets to enable it to satisfy the 95% distribution requirement. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise taxation, due to timing differences between (i) the actual receipt of income and the actual payment of deductible expenses and (ii) the inclusion of such income and the deduction of such expenses in arriving at taxable income of the Company, or as a result of nondeductible expenses such as principal amortization or capital expenditures in excess of noncash deductions. In the event that such timing differences occur, the Company may find it necessary to arrange for borrowings or, if possible, pay taxable stock dividends in order to meet the dividend requirement.

     Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends. The Company will, however, be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

     Earnings and Profits. Under recent final Treasury Regulations, the existence of undistributed earnings and profits of a non-REIT predecessor corporation at the close of the taxable year generally will preclude a successor corporation from qualifying to be taxed as a REIT. In connection with the Initial Offering, the Company acquired the assets of Wood Properties, Inc. ("Wood Properties"). The Company believes that as of the time of the acquisition of the assets of Wood Properties by the Company, Wood Properties had no earnings and profits for Federal income tax purposes. The Company's belief is based upon a review of Wood Properties' tax returns, as well as a review of the minute books of Wood Properties for such periods. Nothing came to the Company's attention during the course of such reviews that would cause the Company to believe that Wood Properties had undistributed C corporation earnings and profits. If, as a result of an examination of Wood Properties' returns by the IRS, it were determined that Wood Properties had undistributed earnings and profits at the time of the Company's acquisition of its assets, the Company believes that distributions to shareholders in 1994 in excess of current earnings and profits likely would have been sufficient to distribute any such accumulated earnings and profits that carried over from Wood Properties. In the event that 1994 distributions were insufficient to distribute any such earnings and profits, and the Company were unable to utilize the certain "deficiency dividend" procedures in the Treasury Regulations, the Company would fail to qualify as a REIT.

FAILURE TO QUALIFY

     If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current or accumulated earnings and profits, all distributions to shareholders will be dividends, taxable as ordinary income, and subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction. Unless the Company is entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief. For example, if the Company fails to satisfy the gross income tests because nonqualifying income that the Company intentionally incurs exceeds the limit on such income, the IRS could conclude that the Company's failure to satisfy the tests was not due to reasonable cause.

TAXATION OF U.S. SHAREHOLDERS

     As used herein, the term "U.S. Shareholder" means a holder of Common Shares and Preferred Shares that (for United States Federal income tax purposes) (a) is a citizen or resident of the United States, (b) is a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof or (c) is an estate or trust, the income of which is subject to United States Federal income taxation regardless of its source. For any taxable year for which the Company qualifies for taxation as a REIT, amounts distributed to taxable U.S. Shareholders will be taxed as follows.

     Distributions Generally. Distributions to U.S. Shareholders (other than capital gain dividends) will be taxable as dividends to the extent of the Company's current or accumulated earnings and profits as determined for federal income tax purposes. For purposes of determining whether distributions are out of current or accumulated earnings and profits, the earnings and profits of the Company will be allocated first to any of the Company's outstanding Preferred Stock and then to the Company's Common Stock. Such dividends will be taxable to the holders as ordinary income and will not be eligible for the dividends-received deduction for corporations. To the extent that the Company makes a distribution to a U.S. Shareholder in excess of current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital with respect to the shares, reducing the U.S. Shareholder's tax basis in the shares, and the distribution in excess of a U.S. Shareholder's tax basis in the shares will be taxable as gain realized from the sale of the shares. Dividends declared by the Company in October, November or December of any year payable to a shareholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of the year, provided that the dividend is actually paid by the Company during January of the following calendar year. Shareholders may not include on their own Federal income tax returns any tax losses of the Company.

     The Company will be treated as having sufficient earnings and profits to treat as a dividend any distribution by the Company up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed in "Federal Income Tax Considerations -- Federal Income Taxation of the Company" above. Moreover, any "deficiency dividend" will be treated as an ordinary or capital gain dividend, as the case may be, regardless of the Company's earnings and profits. As a result, shareholders may be required to treat certain distributions that would otherwise result in a tax-free return of capital as taxable dividends.

     Capital Gain Dividends. Dividends to U.S. Shareholders that are properly designated by the Company as capital gain dividends will be treated as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain) for the taxable year without regard to the period for which the shareholder has held his stock. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends-received deduction for corporations.

     Passive Activity Loss and Investment Interest Limitations. Distributions from the Company and gain from the disposition of the Securities will not be treated as passive activity income, and therefore shareholders may not be able to apply any "passive losses" against such income. Dividends from the Company (to the extent they do not constitute a return of capital) will generally be treated as investment income for purposes of the investment income limitation on the deductibility of investment interest; provided, however, that net capital gain from the disposition of the Securities or capital gain dividends generally will be excluded from investment income.

     Sale of the Securities. Upon the sale or exchange of the Securities, the holder will generally recognize gain or loss equal to the difference between the amount realized on such sale and the tax basis of such Securities. Assuming such Securities are held as a capital asset, such gain or loss will be a long-term capital gain or loss if the Securities have been held for more than one year. However, any loss recognized by a holder on the sale of Common Shares or Preferred Shares held for not more than six months and with respect to which a capital gain dividend was received will be treated as a long-term capital loss to the extent of the amount of distributions from the Company required to be treated by such holder as long-term capital gain.

     Treatment of Tax-Exempt Securityholders. Distributions from the Company to a tax-exempt employee pension trust or other domestic tax-exempt shareholder generally will not constitute "unrelated business taxable income"("UBTI") unless the shareholder has borrowed to acquire or carry its Common Shares or Preferred Shares. However, qualified trusts that hold more than 10% (by value) of the shares of certain REITs may be required to treat a certain percentage of such a REIT's distributions as UBTI. This requirement will apply only if (i) the REIT would not qualify as such for Federal income tax purposes but for the application of a "look-through" exception to the "five or fewer" requirement applicable to shares held by qualified trusts and (ii) the REIT is "predominantly held" by qualified trusts. A REIT is predominantly held by qualified trusts if either (i) a single qualified trust holds more than 25% by value of the REIT interests or (ii) one or more qualified trusts, each owning more than 10% by value of the REIT interests, hold in the aggregate more than 50% of the REIT interests. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (a) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to (b) the total gross income (less certain associated expenses) of the REIT. A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year. For these purposes, a qualified trust is any trust described in section 401(a) of the Code and exempt from tax under section 501(a) of the Code. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "five or fewer" requirement without relying upon the "look-through" exception. Distributions by the Operating Partnership to a tax exempt holder of Debt Securities will generally not constitute UBTI unless the acquisition of such Debt Securities is debt financed within the meaning of Section 514(c) of the Code.

TAXATION OF HOLDERS OF DEBT SECURITIES

  Stated Interest and Market Discount

     Holders of Debt Securities will be required to include stated interest on the Debt Securities in gross income for federal income tax purposes in accordance with their methods of accounting for tax purposes. Purchasers of Debt Securities should be aware that the holding and disposition of Debt Securities may be affected by the market discount provisions of the Internal Revenue Code of 1986, as amended (the "Code"). These rules generally provide that, subject to a statutorily-defined de minimis exception, if a holder of a debt instrument purchases it at a market discount and thereafter recognizes gain on a disposition of the debt instrument (including a gift or payment on maturity), the lesser of such gain (or appreciation, in the case of a gift) or the portion of the market discount that accrued while the debt instrument was held by such holder will be treated as ordinary interest income at the time of the disposition. For this purpose, a purchase at a market discount includes a purchase after original issuance at a price below the debt instrument's stated principal amount. The market discount rules also provide that a holder who acquires a debt instrument at a market discount (and who does not elect, as described below, to include such market discount in income on a current basis) may be required to defer a portion of any interest expense that may otherwise be deductible on any indebtedness incurred or maintained to purchase or carry such debt instrument until the holder disposes of the debt instrument in a taxable transaction.

     A Holder of a debt instrument acquired at a market discount may elect to include the market discount in income as the discount thereon accrues, either on a straight line basis or, if elected, on a constant interest rate basis. The current inclusion election, once made, applies to all market discount obligations acquired by such holder on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the Internal Revenue Service ("IRS"). If a holder of a Note elects to include market discount in income in accordance with the preceding sentence, the foregoing rules with respect to the recognition of ordinary income on a sale or certain other dispositions of such Note and the deferral of interest deductions on indebtedness related to such Note would not apply.

  Amortizable Bond Premium

     Generally, if the tax basis of an obligation held as a capital asset exceeds the amount payable at maturity of the obligation, such excess may constitute amortizable bond premium that the holder may elect to amortize under the constant interest rate method and deduct over the period from his acquisition date to the obligation's maturity date. A holder who elects to amortize bond premium must reduce his tax basis in the related obligation by the amount of the aggregate deductions allowable for amortizable bond premium.

     The amortizable bond premium deduction is treated as an offset to interest income on the related security for federal income tax purposes. Each prospective purchaser is urged to consult his tax advisor as to the consequences of the treatment of such premium as an offset to interest income for federal income tax purposes.

  Disposition

     In general, a holder of a Note will recognize gain or loss upon the sale, exchange, redemption, payment upon maturity or other taxable disposition of the Note measured by the difference between (i) the amount of cash and the fair market value of property received (except to the extent that such cash or other property is attributable to the payment of accrued interest not previously included in income, which amount will be taxable as ordinary income) and (ii) the holder's tax basis in the Note (as increased by any market discount previously included in income by the holder and decreased by any amortizable bond premium deducted over the term of the Note). Subject to the market discount and amortizable bond premium rules above, any such gain or loss will generally be long-term capital gain or loss, provided the Note was a capital asset in the hands of the holder and had been held for more than one year.

BACKUP WITHHOLDING ON SECURITIES

     Under the backup withholding rules, a domestic holder of Securities may be subject to backup withholding at the rate of 31% with respect to interest or dividends paid on, and gross proceeds from the sale of, the Securities unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A holder of Securities who does not provide the Company with his current taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the holder's income tax liability.

     The Company will report to Holders of Securities and the IRS the amount of any "reportable payments" (including any interest or dividends paid) and any amount withheld with respect to the Securities during the calendar year.

     The backup withholding and information reporting rules are under review by the United States Treasury, and their applications to the Securities could be changed prospectively by future Treasury regulations.

OTHER TAX CONSIDERATIONS

     Effect of Tax Status of Operating Partnership on REIT Qualification. Substantially all of the Company's investments are through the Operating Partnership. The Operating Partnership may involve special tax considerations. Such considerations include (i) the allocations of income and expense items of the Operating Partnership, which could affect the computation of taxable income of the Company, (ii) the status of the Operating Partnership as a partnership (as opposed to an association taxable as a corporation) for income tax purposes, and (iii) the taking of actions by the Operating Partnership that could adversely affect the Company's qualifications as a REIT. In addition, the Operating Partnership owns certain properties through subsidiary partnerships. These partnerships have been structured in a manner that is intended to qualify them for taxation as "partnerships" for Federal income tax purposes. If the Operating Partnership or any other partnership in which the Operating Partnership has an interest were treated as an association taxable as a corporation, the Company would fail to qualify as a REIT for a number of reasons.

     Tax Allocations with Respect to the Properties. When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution. Pursuant to section 704(c) of the Code, income, gain, loss and deduction attributable to such contributed property must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for Federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated property (including certain of the Communities or interests therein). Consequently, the Operating Partnership's partnership agreement requires tax allocations to be made in a manner consistent with section 704(c) of the Code. The Regulations under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for Book-Tax Differences for property contributed on or after December 21, 1993, including the retention of the "traditional method" that was available under prior law or the election of certain alternative methods. The Operating Partnership has elected the "traditional method" of Section 704(c) allocations. Under the traditional method, which is the least favorable method from the Company's perspective, the carryover basis of contributed interests in the Communities in the hands of the Operating Partnership could cause the Company (i) to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to the Company if all Communities were to have a tax basis equal to their fair market value at the time of the contribution and (ii) to be allocated taxable gain in the event of a sale of such contributed interests in the Communities in excess of the economic or book income allocated to the Company as a result of such sale, with a corresponding benefit to the other partners in the Operating Partnership. These allocations possibly could cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with REIT distribution requirements, although the Company does not anticipate that this will occur.

     Interests in the Communities purchased by the Operating Partnership (other than in exchange for interests in the Operating Partnership) simultaneously with or subsequent to the admission of the Company to the Operating Partnership acquired an initial tax basis equal to their fair market value. Thus, Section 704(c) of the Code will not apply to such interests.

     Management Companies. A portion of the amounts to be used to fund distributions to shareholders is expected to come from the Management Companies, through dividends on stock of the Management Companies held by the Operating Partnership and interest on the Contribution Notes held by the Operating Partnership. In general, the Management Companies conduct activities, such as property management for third parties, that generate nonqualifying income for purposes of the REIT income tests described above. The Management Companies will not qualify as REITs and will pay Federal, state and local income taxes on their taxable incomes at normal corporate rates. The Company anticipates that, initially, deductions for interest and amortization will largely offset the otherwise taxable income of the Management Companies, but there can be no assurance that this will be the case or that the IRS will not challenge such deductions. Moreover, such deductions may not be available for any additional Management Companies, if any, established by the Company. Any federal, state or local income taxes that the Management Companies are required to pay will reduce the cash available for distribution by the Company to its shareholders.

     As described above, the value of the equity and debt securities of a Management Company held by the Company (or to be held by the Company in the case of any additional Management Companies) cannot exceed 5% of the value of the Company's assets at a time when a holder of Units in the Operating Partnership exercises his redemption right (or the Company otherwise is considered to acquire additional securities of a Management Company). See "Federal Income Tax Considerations -- Requirements for Qualification." This limitation may restrict the ability of a Management Company to increase the size of its respective business unless the value of the assets of the Company is increasing at a commensurate rate.

SPECIAL TAX CONSIDERATIONS OF NON-U.S. STOCKHOLDERS

     The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex and no attempt will be made herein to provide more than a summary of such rules. PROSPECTIVE NON-U.S. SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN THE SECURITIES, INCLUDING ANY REPORTING REQUIREMENTS.

     Distributions to Non-U.S. Shareholders that are not attributable to gain from sales or exchanges by the Company of U.S. real property interests and are not designated by the Company as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the Common Shares or Preferred Shares is treated as effectively connected with the Non-U.S. Shareholder's conduct of a U.S. trade or business, the Non-U.S. Shareholder generally will be subject to federal income tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a Non-U.S. Shareholder that is a non-U.S. corporation). The Company expects to withhold U.S. income tax at the rate of 30% on the gross amount of any such distributions made to a Non-U.S. Shareholder unless (i) a lower treaty rate applies and any required form evidencing eligibility for that reduced rate is filed with the Company or (ii) the Non-U.S. Shareholder files an IRS Form 4224 with the Company claiming that the distribution is effectively connected income. Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder's Common Shares or Preferred Shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Shareholder's shares of Common Shares or Preferred Shares, such distributions will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of his Common Shares or Preferred Shares, as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to withholding at the same rate as a dividend. However, a Non-U.S. Shareholder can file a claim for refund with the U.S. Internal Revenue Service for the overwithheld amount to the extent it is determined subsequently that a distribution was, in fact, in excess of current and accumulated earnings and profits of the Company.

     For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of U.S. real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, distributions attributable to gain from sales of U.S. real property interests are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with U.S. business. Non-U.S. Shareholders thus would be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Distributions subject to FIRPTA also may be subject to a 30% branch profits tax in the hands of a non-U.S. corporate shareholder not entitled to treaty relief or exemption. The Company is required to withhold 35% of any distribution that is designated by the Company as a capital gains dividend. The amount withheld is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

     Gain recognized by a Non-U.S. Shareholder upon a sale of his Common Shares or Preferred Shares generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by non-U.S. persons. It is currently anticipated that the Company will be a "domestically controlled REIT," and, therefore, sales of Common Shares or Preferred Shares will not be subject to taxation under FIRPTA. However, because the Common Shares or Preferred Shares will be traded publicly, no assurance can be given that the Company will continue to be a "domestically controlled REIT." Furthermore, gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (i) investment in the Common Shares or Preferred Shares is effectively connected with the Non-U.S. Shareholder's U.S. trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of Common Shares or Preferred Shares were to be subject to taxation under FIRPTA, the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-U.S. corporations). IN ADDITION, NON-U.S. SHAREHOLDERS SHOULD BE AWARE THAT, IN THE PAST, LEGISLATIVE PROPOSALS HAVE BEEN MADE THAT WOULD HAVE SUBJECTED NON-U.S. PERSONS TO U.S. TAX IN CERTAIN CIRCUMSTANCES ON THEIR GAINS FROM THE SALE OF STOCK IN U.S. CORPORATIONS. THERE CAN BE NO ASSURANCE THAT A SIMILAR PROPOSAL WILL NOT BE ENACTED INTO LAW IN A FORM DETRIMENTAL TO FOREIGN HOLDERS OF THE COMMON SHARES OR PREFERRED SHARES.

STATE AND LOCAL TAX

     The Company and its shareholders may be subject to state and local tax in various states and localities, including those in which it or they transact business, own property, or reside. The tax treatment of the Company and the shareholders in such jurisdictions may differ from the Federal income tax treatment described above. Consequently, prospective investors should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Securities of the Company.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth the consolidated ratios of earnings to fixed charges of the Company, the Operating Partnership and the predecessor to the Company and the Operating Partnership for the periods shown:

                                             YEARS ENDED                                                    YEARS ENDED
                                            DECEMBER 31,                                                   DECEMBER 31,
                       THREE MONTHS ENDED   -------------      JANUARY 26-            JANUARY 1-         -----------------
                         MARCH 31, 1997     1996    1995    DECEMBER 31, 1994   JANUARY 25, 1994(1)(2)   1993(1)   1992(1)
                       ------------------   -----   -----   -----------------   ----------------------   -------   -------
Ratios...............         1.81x          1.83x   1.40x         1.83x                  .89x             1.22x     1.17x

---------------

(1) Ratios for the period January 1 -- January 25, 1994 and the years ended December 31, 1993 and 1992 reflect periods prior to the recapitalization and initial public offering of the Company on January 26, 1994.
(2) The earnings for this period were inadequate to cover fixed charges by $146,000.

     The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of net income (loss) before minority interest, gain on sale of real estate assets and extraordinary items, plus fixed charges. Fixed charges consist of interest expense, capitalized interest, credit enhancement fees and loan cost amortization. To date, the Company has not issued any Preferred Shares; therefore, the ratios of earnings to combined fixed charges and Preferred Shares dividend requirements are the same as the ratios of earnings to fixed charges presented above.

                              PLAN OF DISTRIBUTION

     The Company may sell Preferred Shares, Common Shares and Warrants and the Operating Partnership may sell Debt Securities to or through one or more underwriters or dealers for public offering and sale by or through them, directly to one or more individual, institutional or other purchasers, through agents or through a combination of any such methods of sale. Direct sales to investors may also be accomplished through subscription rights distributed to the Company's shareholders on a pro rata basis, which may or may not be transferrable. In connection with any distribution of subscription rights to shareholders, if all of the underlying Securities are not subscribed for, the Company may sell the unsubscribed Securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed Securities to third parties.

     The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices (any of which may represent a discount from the prevailing market prices).

     In connection with the sale of Securities, underwriters or agents may receive compensation from the Company or the Operating Partnership or from purchasers of Securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of Securities may be deemed to be underwriters under the Securities Act, and any discounts or commissions they receive from the Company or the Operating Partnership and any profit on the resale of Securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company or the Operating Partnership will be described, in the applicable Prospectus Supplement.

     Unless otherwise specified in the related Prospectus Supplement, each series of Securities will be a new issue with no established trading market, other than the Common Shares which are listed on the NYSE. Any Common Shares sold pursuant to a Prospectus Supplement will be listed on the NYSE, subject to official notice of issuance. The Operating Partnership or the Company may elect to list any series of Debt Securities or Preferred Shares, respectively, on an exchange, but are not obligated to do so. It is possible that one or more underwriters may make a market in a series of Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, any series of Debt Securities, Preferred Shares or Warrants.

     Until the distribution of the Securities is completed, rules of the Commission may limit the ability of any underwriters and selling group members to bid for and purchase the Securities. As an exception to these rules, underwriters are permitted to engage in certain transactions that stabilize the price of the Securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Securities.

     If any underwriters create a short position in the Securities in connection with an offering, i.e., if they sell more Securities than are set forth on the cover page of the applicable Prospectus Supplement, the underwriters may reduce that short position by purchasing Securities in the open market.

     The lead underwriters may also impose a penalty bid on certain other underwriters and selling group members participating in an offering. This means that if the lead underwriters purchase Securities in the open market to reduce the underwriters' short position or to stabilize the price of the Securities, they may reclaim the amount of any selling concession from the underwriters and selling group members who sold those Securities as part of the offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security before the distribution is completed.

     Neither the Company nor the Operating Partnership makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the Securities. In addition, neither the Company nor the Operating Partnership makes any representation that underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     Under agreements into which the Company or the Operating Partnership may enter, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by the Company or the Operating Partnership against certain liabilities, including liabilities under the Securities Act.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, or be tenants of, the Company or the Operating Partnership in the ordinary course of business.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts ("Company Contracts") providing the payment and delivery on the date or dates stated in such Prospectus Supplement. Institutions with which such contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contracts will be subject to the condition that the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

     If so indicated in the applicable Prospectus Supplement, the Operating Partnership will authorize underwriters or other persons acting as the Operating Partnership's agents to solicit offers by certain institutions to purchase Debt Securities from the Operating Partnership at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts ("Operating Partnership Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Operating Partnership Contract will be for an amount no less than, and the aggregate principal amounts of

Debt Securities sold pursuant to Operating Partnership Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with which such contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but will in all cases be subject to the approval of the Operating Partnership. The obligations of any purchaser under any such contract will be subject to the conditions that (i) the purchase of the Debt Securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such purchaser is subject, and (ii) if the Debt Securities are being sold to underwriters, the Operating Partnership shall have sold to such underwriters the total principal amount of the Debt Securities less the principal amount thereof covered by the Operating Partnership Contracts. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

     In order to comply with the securities laws of certain states, if applicable, the Securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

                                 LEGAL MATTERS

     Certain legal matters, including the legality of the Securities, will be passed upon for the Company and the Operating Partnership by Goodwin, Procter & Hoar LLP, Boston, Massachusetts.

                                    EXPERTS

     The financial statements and schedules incorporated by reference in this Prospectus and elsewhere in the Registration Statement of which this Prospectus is a part to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

===============================================================================

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE OPERATING PARTNERSHIP OR THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH THEY RELATE. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS OR IN THE AFFAIRS OF THE OPERATING PARTNERSHIP SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
           PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary.........   S-3
Additional Risk Factors...............   S-8
The Company...........................   S-9
Selected Financial Data...............  S-14
Ratios of Earnings to Fixed Charges...  S-16
Ratios of Earnings to Combined Fixed
  Charges and Preferred Dividends.....  S-16
Use of Proceeds.......................  S-17
Capitalization........................  S-17
Description of Notes..................  S-18
Certain Federal Income Tax
  Consequences........................  S-26
Underwriting..........................  S-29
Legal Matters.........................  S-30

                 PROSPECTUS
Available Information.................     2
Incorporation of Certain Documents by
  Reference...........................     2
Risk Factors..........................     4
The Company and the Operating
  Partnership.........................     8
Use of Proceeds.......................     8
Description of Debt Securities........     9
Description of Preferred Shares.......    20
Description of Common Shares..........    25
Description of Warrants...............    26
Limits on Ownership of Shares of
  Beneficial Interest.................    26
Certain Provisions of Maryland Law and
  of the Company's Declaration of
  Trust and Bylaws....................    28
Federal Income Tax Considerations.....    30
Ratios of Earnings to Fixed Charges...    42
Plan of Distribution..................    42
Legal Matters.........................    44
Experts...............................    44

===============================================================================


===============================================================================

                                  $100,000,000

                                 [GABLES LOGO]

                                 GABLES REALTY
                              LIMITED PARTNERSHIP

                          6.80% SENIOR NOTES DUE 2005

                        ---------------------------------
                              PROSPECTUS SUPPLEMENT
                        ---------------------------------

                           PAINEWEBBER INCORPORATED

                                LEHMAN BROTHERS


                                 March 18, 1998

===============================================================================